EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among
NETGEAR, INC.,
NETGEAR HOLDINGS LIMITED,
NETGEAR INTERNATIONAL LIMITED,
NETGEAR CANADA LIMITED,
NETGEAR AUSTRALIA PTY LTD,
SIERRA WIRELESS, INC.,
SIERRA WIRELESS AMERICA, INC.,
and
SIERRA WIRELESS (AUSTRALIA) PTY LTD

January 28, 2013

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS	2

1.1	Certain Definitions 2

1.2	Additional Definitions 14

1.3	Certain Interpretations 17

ARTICLE 2 THE TRANSACTIONS	17

2.1	Sale and Transfer of Assets 17

2.2	Excluded Assets 18

2.3	Assumed Liabilities 20

2.4	Liabilities Not Assumed 21

2.5	Transfer of Acquired Assets and Assumed Liabilities 22

2.6	Non-Assignable Assets 23

2.7	Transfer of Acquired Assets; Risk of Loss 24

ARTICLE 3 PURCHASE PRICE	25

3.1	Purchase Price 25

3.2	Purchase Price Adjustment 26

3.3	Allocation 28

3.4	Withholding 29

ARTICLE 4 CLOSING	29

4.1	Closing 29

4.2	Closing Deliveries 29

4.3	Closing Conditions 31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS	35

5.1	Sellers’ Organization and Good Standing; Authority and Enforceability 36

5.2	Governmental Approvals 36

5.3	Conflicts 37

5.4	Title 37

5.5	Sufficiency of Assets 37

5.6	AirCard Business Financial Statements 38

5.7	Absence of Changes 38

5.8	Taxes 38

5.9	Personal Property 39

5.10	Real Property 39

5.11	Environmental Matters 40

5.12	Intellectual Property 41

- i -

(cont’d)

5.13	Contracts 45

5.14	Customers and Suppliers 46

5.15	Employee Matters 46

5.16	Employee Benefits Plans 48

5.17	Legal Proceedings 49

5.18	Compliance with Laws; Permits 49

5.19	Brokerage Fees 50

5.20	Related Party Transactions 50

5.21	Credit Support 50

5.22	Anticorruption 50

5.23	Export Control Laws 50

5.24	AirCard Products; Product Defect and Warranty 51

5.25	Books and Records 52

5.26	Complete Copies of Materials 52

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYERS	52

6.1	Organization and Good Standing 52

6.2	Authority and Enforceability. 52

6.3	Governmental Approvals 53

6.4	Conflicts 53

6.5	Funds 53

6.6	Brokers and Finders 53

6.7	GST/HST Registration 53

ARTICLE 7 INTERIM CONDUCT OF AIRCARD BUSINESS	54

7.1	Conduct of AirCard Business 54

7.2	Restrictions on AirCard Business 54

ARTICLE 8 COVENANTS OF PARTIES	56

8.1	Reasonable Best Efforts 56

8.2	Regulatory Filings; Permits. 56

8.3	Access to Information. 57

8.4	Notification of Certain Matters. 58

8.5	Confidentiality. 58

8.6	Exclusivity 61

8.7	Public Statements 62

8.8	Record Retention 62

- ii -

(cont’d)

8.9	Bulk Sales 62

8.10	Business Relationships; Payments. 63

8.11	Carve-Out Financial Statements. 63

8.12	Other Actions Required to Be Taken. 64

8.13	Cooperation Regarding Intellectual Property Matters 65

ARTICLE 9 EMPLOYEE MATTERS	66

9.1	Employment Offers 66

9.2	Sellers Payment of Pre-Closing Wages and Seller Benefit Plan Contributions 67

9.3	280G Information 67

9.4	Buyers’ 401(k) Plan 67

9.5	No Third Party Beneficiaries 67

ARTICLE 10 TAX MATTERS	67

10.1	Straddle Period 67

10.2	Transfer Taxes 68

10.3	Tax Elections 68

10.4	Tax Characterization of Payments Under this Agreement 68

10.5	Records 69

ARTICLE 11 PRE-CLOSING TERMINATION	69

11.1	Pre-Closing Termination 69

11.2	Effect of Pre-Closing Termination 70

ARTICLE 12 POST-CLOSING INDEMNIFICATION	70

12.1	Survival of Representations and Warranties. 70

12.2	Indemnification 71

12.3	Limitations on Indemnification 72

12.4	Indemnification Claims. 74

12.5	Third Party Claims 75

12.6	Tax Treatment 76

12.7	Mitigation 76

ARTICLE 13 MISCELLANEOUS	76

13.1	Notices 76

13.2	Amendments and Waivers 77

13.3	Successors and Assigns 78

13.4	Severability 78

13.5	Expenses 78

- iii -

(cont’d)

13.6	Specific Performance 78

13.7	Other Remedies 78

13.8	No Third Party Beneficiaries 79

13.9	Entire Agreement 79

13.10	Governing Law 79

13.11	Dispute Resolution 79

13.12	Consent to Jurisdiction 81

13.13	WAIVER OF JURY TRIAL 81

13.14	Counterparts 81

- iv -

SCHEDULES
Schedule 1.1(hh)    Excluded Books and Records
Schedule 1.1(xx)(i)    Named Individuals for Sellers Knowledge
Schedule 1.1(ssss)    Transferred Leases
Schedule 1.1(uuuu)    Transferred Patents
Schedule 1.1(vvvv)    Transferred Permits
Schedule 1.1(wwww)(i)    Transferred Tangible Property: Excluded Carlsbad Tangible Property

Schedule 1.1(wwww)(ii)	Transferred Tangible Property: All Other Transferred Tangible Property Not Located at Carlsbad
Schedule 1.1(yyyy)    Transferred Trademarks
Schedule 2.7(a)(i)    Excluded Sellers Facilities
Schedule 2.7(a)(ii)    Post-Closing Buyers Facilities
Schedule 4.3(a)(iii)    IT Systems
Schedule 4.3(b)(vi)(A)    Transferred Permits
Schedule 4.3(b)(vi)(B)    Buyer Obtained Permits
Schedule 4.3(b)(xi)(A)    Liens to be Released at Closing

- v -

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2013 by and among NETGEAR, INC., a Delaware corporation (“US Buyer”), NETGEAR HOLDINGS LIMITED, a limited company organized under the laws of Ireland and a subsidiary of US Buyer (“IP Buyer”), NETGEAR INTERNATIONAL LIMITED, a limited company organized under the laws of Ireland and a subsidiary of US Buyer (“International Buyer”), NETGEAR CANADA LIMITED, a corporation organized under the laws of the province of New Brunswick, Canada and a subsidiary of US Buyer (“Canadian Buyer”), NETGEAR AUSTRALIA PTY LTD, a proprietary company organized under the laws of Australia and a subsidiary of US Buyer (“Australian Buyer” and collectively with US Buyer, IP Buyer, International Buyer and Canadian Buyer, “Buyers”), and SIERRA WIRELESS, INC., a federal Canadian corporation (“Canadian Seller”), SIERRA WIRELESS AMERICA, INC., a Delaware corporation and a wholly owned subsidiary of Canadian Seller (“US Seller”) and SIERRA WIRELESS (AUSTRALIA) PTY LTD, a company organized under the laws of Australia and an indirect wholly owned subsidiary of Canadian Seller (“Australian Seller” and collectively with US Seller and Canadian Seller, “Sellers”). Each of US Buyer, IP Buyer, International Buyer, Canadian Buyer, Australian Buyer, Canadian Seller, US Seller and Australian Seller is referred to herein sometimes as a “Party” and together as the “Parties.”
W I T N E S S E T H:
WHEREAS, Canadian Seller is the parent corporation of a group of companies that are engaged in the development of wireless technologies and solutions for the machine-to-machine (“M2M”) and mobile computing markets; and
WHEREAS, the aforesaid mobile computing business includes, among other things, the AirCard Business, the assets of which are owned by or licensed or leased to Canadian Seller and certain of its Subsidiaries; and
WHEREAS, Buyers desire to purchase the AirCard Business from Sellers, and Sellers desire to sell the AirCard Business to Buyers, pursuant to a purchase and sale of the Acquired Assets and an assumption of the Assumed Liabilities (such transactions being referred to herein collectively as the “Transactions”); and
WHEREAS, Buyers and Sellers will enter into the Transition Services Agreement, effective upon the consummation of the Transactions at the Closing, which agreement will describe the services to be provided by the Sellers to the Buyers, and vice versa, for the orderly and effective transition of the AirCard Business to Buyers; and
WHEREAS, Buyers and Sellers desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this Agreement, in connection with the Transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article 1
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions. For all purposes of and under this Agreement, the capitalized terms in this Section 1.1 shall have the meanings set forth below.
(a)    “Accounting Firm” shall mean Deloitte LLP, and if such firm refuses or is unable to perform the requested services, Buyers and Sellers shall negotiate in good faith to agree upon a different, mutually acceptable accounting firm.
(b)    “Accounts Payable” shall mean (i) all trade accounts payable and obligations to make payments to suppliers and other service providers of Sellers or any of their Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered to Sellers or any of their Subsidiaries, (ii) all other accounts or notes payable by Sellers or any of their Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.
(c)    “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Sellers or any of their Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers or any of their Subsidiaries, (ii) all other accounts or notes receivable of Sellers or any of their Subsidiaries, and (iii) any claim, remedy or other right related to any of the foregoing.
(d)    “Action” shall mean any action, arbitration, complaint, hearing, audit, investigation, lawsuit, litigation or other legal proceeding (whether at law or in equity, whether civil, criminal, administrative, judicial or investigative) filed or brought by or before, or otherwise involving, any Governmental Authority.
(e)    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.
(f)    “AirCard Business” shall mean Sellers’ and their Subsidiaries’ worldwide business and operations of designing, developing, manufacturing, testing, marketing, supporting, distributing and selling AirCard Products, including (i) the design, development, manufacture and testing of AirCard Products, including both internal operations for the foregoing and management of third party vendor and suppliers with respect to the foregoing; (ii) the design, development, creation and testing of Business Software for AirCard Products, including firmware, drivers and Business Software distributed for use with or embedded into AirCard Products; (iii) the sales, distribution and marketing of AirCard Products; (iv) the support of AirCard Products including fulfillment of warranty obligations and customer support; (v) provision of services related to AirCard Products, including custom design support, and (vi) all goodwill associated with and related to the foregoing. For the avoidance of doubt, AirCard Business does not include Sellers’ AirVantage branded M2M cloud-based hosted software platform and services and related embedded agent, software development kits (SDKs) and development tools.
(g)    “AirCard Business Financial Statements” shall mean the unaudited financial statements for the AirCard Business attached hereto as Section 5.6 of the Sellers Disclosure Schedule.

(h)    “AirCard Products” shall mean mobile broadband devices (including USB Modems, mobile hotspots and PC cards) (and all components thereof), consisting of (i) the products and services listed in Section 5.24(a)(i) of the Sellers Disclosure Schedule and prior versions thereof; in each case together with the Ancillary Product Materials, and (ii) the mobile broadband devices currently under development as listed or described on Section 5.24(a)(ii) of the Sellers Disclosure Schedule.
(i)    “Ancillary Product Materials” shall mean any and all documentation owned by, and currently distributed by, Sellers or any of their Subsidiaries with any of the AirCard Products, including customer support materials such as support and training materials, support bulletins, and marketing materials relating to any AirCard Product, including sale and marketing collateral, white papers, performance benchmark reports, customer training materials, sales training materials and sales presentation materials.
(j)    “Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
(k)    “Automatic Transfer Employee” shall mean those Employees who become employed by Buyers or one of their Subsidiaries as of the Closing as a result of local employment Laws, including the Transfer Regulations, and not as a result of accepting an offer of employment made by Buyers, that provide for an automatic transfer by operation of Law of the employment of any such Employee upon the transfer of the AirCard Business as a going concern pursuant to the Transactions.
(l)    “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or Vancouver, British Columbia are authorized or obligated by Law to close.
(m)    “Business Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or would reasonably be expected to be material and adverse to (i) Sellers’ ability to consummate the Transactions and fulfill and perform their covenants and obligations under this Agreement and the other Transaction Agreements, or (ii) the business, operations, condition (financial or otherwise), assets or results of operations of the AirCard Business, taken as a whole; provided, however, that in the case of clause (ii) only, in determining whether a Business Material Adverse Effect has occurred or would reasonably be expected to occur, any change, event, circumstance or effect on Sellers or any of their Subsidiaries to the extent resulting from, or arising out of, or in any way related to any of the following (either alone or in combination) shall be excluded and disregarded:
(i)    changes in, or conditions affecting, the economy or financial or currency markets in the United States or any other country or region in the world, provided such changes or conditions do not have a materially disproportionate effect on the AirCard Business relative to other businesses in the industry in which the AirCard Business operates;
(ii)    changes in, or conditions affecting, the industries in which the AirCard Business operates, provided such changes or conditions do not have a materially disproportionate effect on the AirCard Business relative to other businesses in the industry in which the AirCard Business operates;

(iii)    changes in, or announcements of changes in, applicable Law or accounting rules or principles, including changes in GAAP, provided such changes or announcements do not have a materially disproportionate effect on the AirCard Business relative to other businesses in the industry in which the AirCard Business operates;
(iv)    acts of God, acts of war, terrorism or natural disasters, provided such events do not have a materially disproportionate effect on the AirCard Business relative to other businesses in the industry in which the AirCard Business operates;
(v)    the announcement or pendency of the Transactions contemplated herein;
(vi)    the failure to take any action that is expressly prohibited by Section 7.2;
(vii)    changes in the price and/or trading volume of Canadian Seller’s common shares, provided that such exclusion shall apply only to such change in and of itself, and not to any underlying cause of such change; and
(viii)    the failure of Canadian Seller to meet published estimates, expectations or projections, provided that such exclusion shall apply to such failure in and of itself, and not to any underlying cause of such failure.
(n)    “Business Software” shall mean any and all versions of any Software that is (i) developed for the use, programming, verification, testing, support or operation of AirCard Products, or (ii) distributed together with an AirCard Product, either preloaded on such AirCard Product or distributed together with such AirCard Product on any type of storage media, or otherwise made available for download by Sellers or their Subsidiaries for use on or with AirCard Products.
(o)    “Buyer” shall mean US Buyer, IP Buyer, International Buyer, Canadian Buyer and/or Australian Buyer, as the context may require.
(p)    “Buyers’ Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, is or would reasonably be expected to be material and adverse to Buyers’ ability to consummate the Transactions and to fulfill and perform their covenants and obligations under this Agreement and the other Transaction Agreements.
(q)    “Carve-Out Financial Statements” shall mean the (i) audited financial statements of the AirCard Business (accompanied by an unqualified opinion of an internationally recognized independent accounting firm) and, if applicable, (ii) unaudited interim period financial statements of the AirCard Business (which financial statements shall have been reviewed by an internationally recognized independent accounting firm), in each case as of the dates and for the periods specified in Rule 3-05(b) of Regulation S-X, that US Buyer is required to file with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Item 2.01 and Item 9.01 of Form 8-K (or, in lieu thereof, in an Annual Report on Form 10-K or Quarterly Report on Form 10-Q if such annual report or quarterly report is required to be filed prior to the date the Form 8-K reporting the Transactions is required to be filed) in connection with the completion of the Transactions contemplated by this Agreement.
(r)    “COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar Law.

(s)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(t)    “Commissioner” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.
(u)    “Competition Act” means the Competition Act (Canada), and the rules and regulations promulgated thereunder, as amended.
(v)    “Competition Act Clearance” means that, with regard to the Transactions, either that (i) the Commissioner shall have issued an advance ruling certificate pursuant to section 102 of the Competition Act, or (ii) (a) the statutory waiting period under section 123 of the Competition Act shall have expired or have been terminated by the Commissioner, or the Commissioner shall have waived the obligation to submit a notification pursuant to paragraph 113(c) of the Competition Act, and (b) the Commissioner shall have issued a No-Action Letter.
(w)    “Contract” shall mean any contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.
(x)    “Cross-License Agreement” shall mean the license agreement in substantially the same form and substance as mutually agreed by the Parties as of the date hereof.
(y)    “Documentation Deliverables” shall mean all documentation in the possession of the Sellers as of the Closing that is related to the Prime Transferred Technology and all Shared Technology (including the Non-Prime Transferred Technology and Licensed Technology).
(z)    “Employee” shall mean any full-time or part-time employee or independent contractor of Sellers or any of their Subsidiaries.
(aa)    “Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, any compensation, bonus, profit sharing, savings, pension, retirement scheme, fund, deferral compensation, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted share unit, fringe benefit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, incentive, commission, payroll practice, severance, retention, change in control or other employee plan, agreement, policy or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by Sellers, or any Affiliate of Sellers, or any other Person under common control with Sellers or any of their Affiliates within the meaning of 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder (an “ERISA Affiliate”) applicable to any Employee.
(bb)    “Employee Non-Competition Agreement” shall mean Sellers’ noncompetition agreements, if any, applicable to any Offered Employee.
(cc)    “Employment Offer Letters” shall mean those offer letters entered into by US Buyer or Canadian Buyer, or a Subsidiary of either of the foregoing, as applicable, and the Key Employees in connection with the Transactions contemplated hereunder and effective upon the consummation of the Transactions at the Closing contemplated hereunder.
(dd)    “Environmental Laws” shall mean all Laws and all common law relating to pollution or protection of the environment, public health and safety, or worker health and safety.
(ee)    “Escrow Agent” shall mean U.S. Bank National Association, and if such financial institutions refuse or are unable to perform the requested services, Buyers and Sellers shall negotiate in good faith to select different, mutually acceptable financial institutions.
(ff)    “Escrow Agreement” shall mean the escrow agreement between the Escrow Agent, each Buyer and each Seller in substantially the same form and substance as mutually agreed by the Parties as of the date hereof.
(gg)    “Escrow Amount” shall mean Thirteen Million Eight Hundred Thousand U.S. Dollars (US $13,800,000).
(hh)    “Excluded Books and Records” shall mean the books and records set forth on Schedule 1.1(hh).
(ii)    “GAAP” shall mean U.S. generally accepted accounting principles.
(jj)    “Governmental Authority” shall mean any government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator or tribunal (or any department, bureau or division thereof).
(kk)    “Hazardous Materials” shall mean (i) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials, asbestos in any form, (ii) any chemicals, materials, substances or wastes that are defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or words of similar import under any Environmental Law, and (iii) any other chemical, material, substance, waste or exposure that is limited or regulated by any Governmental Authority.
(ll)    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(mm)    “Indebtedness” shall mean all Liabilities and obligations, whether contingent or otherwise (including penalties, fees, interest and premiums) of a Person,
(i)    for borrowed money or in respect of loans or advances;
(ii)    evidenced by notes, bonds, debentures, letters of credit or similar instruments;
(iii)    for capital leases;
(iv)    for the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person;

(v)    arising from cash/book overdrafts;
(vi)    determined on the basis of actual, not notional, obligations with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements;
(vii)    secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on property owned or acquired by such Person; or
(viii)    in the nature of guarantees of the obligations described in the immediately preceding clauses (i) – (vii), inclusive, of any other Person.
(nn)    “Indemnified Party” shall mean any Person entitled to, or seeking, indemnification, compensation or reimbursement under the terms of this Agreement.
(oo)    “Indemnifying Party” shall mean any Party obligated to provide indemnification, compensation or reimbursement, or against whom indemnification, compensation or reimbursement is sought, under the terms of this Agreement.
(pp)    “Industry Standard” means any industry standard technical specification and/or implementations for any component, products, product subsystems, or multi-product system, or services as documented and published by a recognized standards body or Governmental Authority. Examples of standards bodies include the Third Generation Partnership Project (3GPP), the Third Generation Partnership Project 2 (3GPP2), the American National Standards Institute (ANSI), Japan Association of Radio Industries and Businesses (ARIB), the Bluetooth Special Interest Group, the Broadband Forum, the China Communications Standards Association (CCSA), the European Telecommunications Standards Institute (ETSI), the GSM Association (GSMA), the Institute of Electrical and Electronics Engineers (IEEE), International Standards Organization (ISO), the International Telecommunications Union (ITU), the Internet Engineering Task Force (IETF), JEDEC, the Telecommunications Industry Association (TIA), and the Korea Telecommunications Technology Association (TTA).
(qq)    “Intellectual Property Rights” shall mean all of the following in any jurisdiction throughout the world and all rights therein:
(i)    patents and applications therefor and all other rights corresponding thereto (“Patents”);
(ii)    trade-secret rights and all other rights in confidential business or technical information;
(iii)    copyrights, copyrights registrations and applications therefor, moral rights, and all other rights corresponding thereto (including mask works and integrated circuit topographies) (“Copyrights”);
(iv)    domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”);

(v)    trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Trademarks”);
(vi)    all rights in databases and data collections; and
(vii)    any similar or equivalent rights to any of the foregoing, including but not limited to moral rights (as applicable),
(clauses (ii) - (vii), inclusive, referred to as “Non-Patent IP”).
(rr)    “Inventory” shall mean all raw materials, components, assembly items, work in process, semi-finished goods, finished goods, accessories and merchandise, spare parts, packaging and other supplies related thereto.
(ss)    “IP Representations” shall mean the representations and warranties of Sellers set forth in Section 5.12 (Intellectual Property), other than Section 5.12(d) which is expressly excluded from this definition, as such representations and warranties shall also be made as of the Closing in accordance with Section 4.3(b)(i)(B) and Section 4.3(b)(i)(C) and certified in accordance with Section 4.3(b)(iv).
(tt)    “Joint Development Agreement” shall mean the joint development agreement in substantially the same form and substance as mutually agreed by the Parties as of the date hereof.
(uu)    “Joint IP” shall mean all Other IP in and to the Shared Technology, other than (i) the Licensed Technology, and (ii) the Shared Technology listed or described on Schedule 1.1(xxxx)(ii) that is included in the Transferred Technology as Non-Prime Transferred Technology.
(vv)    “Key Employee Non-Competition Agreements” shall mean those Non-Competition and Non-Solicitation Agreements entered into by US Buyer or Canadian Buyer, or a Subsidiary of either of the foregoing, as applicable, and the Key Employees in connection with the Transactions contemplated hereunder and effective upon the consummation of the Transactions at the Closing contemplated hereunder.
(ww)    “Key Employees” shall mean the individuals marked with a triple asterisk in Section 5.15(a)(i) of the Sellers Disclosure Schedule.
(xx)    “Knowledge” shall mean with respect to Sellers, the actual knowledge of each individual named on Schedule 1.1(xx) and the knowledge that each such individual would be reasonably expected to have based on his position and responsibilities with Sellers.
(yy)    “Law” shall mean any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority or any order, judgment, writ, injunction, decree or other determination of an arbitrator or court or other Governmental Authority.
(zz)    “Liability” shall mean any liability or other obligation or commitment, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted, known or unknown, including those arising under any Law or Contract.
(aaa) “Licensed IP” shall mean the Licensed Technology and Intellectual Property Rights licensed by Sellers to Buyers under the Cross-License Agreement.

(bbb)    “Licensed Technology” shall mean all Shared Technology listed or described on Section 5.12(a)(i) of the Sellers Disclosure Schedule, together with the 9x15 Modules Technology that is not otherwise within the Transferred Technology. For the avoidance of doubt, Licensed Technology does not include any Intellectual Property Rights.
(ccc)    “Lien” shall mean any mortgage, pledge, hypothecation, charge, assessment, preference, security interest, attachment, claim, restriction, including transfer restrictions and real property restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.
(ddd)    “Loss” or “Losses” shall mean any direct or indirect Liability, Indebtedness, claim, loss, damage, Tax, deficiency, Lien, settlement cost, fine, cost, interest, award, judgment, penalty, charge, expense, including reasonable attorneys’ fees and consultants’ fees and expenses, and including any out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing; provided, however, that “Losses” (i) shall not be calculated using a multiple of earnings, book value, or other measure which may have been used to determine or which may be reflective of the Purchase Price and (ii) shall not include loss of profits, diminution in value or other consequential, special, incidental or punitive damages, unless such damages are awarded in a Third Party Claim.
(eee)    “No-Action Letter” means a letter from the Commissioner stating that the Commissioner does not, at such time, intend to bring an application under Section 92 of the Competition Act with respect to the Transactions.
(fff)    “Non-Competition and Non-Solicitation Agreement” shall mean the non-competition and non-solicitation agreement in substantially the same form and substance as mutually agreed by the Parties as of the date hereof.
(ggg)    “Non-U.S. Employees” shall mean each Offered Employee employed or providing services in a location other than the United States by Sellers or any of their Affiliates, other than any employees considered by Sellers to be U.S. expatriates.
(hhh)    “Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.
(iii)    “Offered Employee” shall mean each employee and independent contractor of the AirCard Business whose name is set forth on Section 5.15(a)(i) of the Sellers Disclosure Schedule.
(jjj)    “Open Source Software” shall mean any Software that is subject to any: “open source,” “copyleft,” or other similar types of license terms (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla license, Berkeley Software Distribution license, Open Source Initiative license, MIT, Apache, and Public Domain licenses, and the like), including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses.

(kkk)    “Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
(lll)    “Other IP” shall mean Intellectual Property Rights other than Patents and Trademarks.
(mmm)    “Patent Files” shall mean the entirety of the prosecution files for the Transferred Patents in the possession or control of Sellers or their Subsidiaries, and their attorneys and patent agents, including all such correspondence and filings with patent authorities with respect to such Patents and any related materials or documents.
(nnn)    “Permits” shall mean all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created for Sellers or any of their Subsidiaries by any Governmental Authority or customer of the AirCard Products.
(ooo)    “Permitted Liens” shall mean:
(i)    statutory or common law Liens for Taxes which are not yet delinquent;
(ii)    statutory or common law Liens to secure landlords, lessors or renters under the Transferred Leases;
(iii)    statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet due or payable; and
(iv)    Liens, encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in Real Property that are inconsequential to the use of the subject Real Property.
(ppp)    “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
(qqq)    “Real Property” shall mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.
(rrr)    “Reference Date” shall mean September 30, 2012.
(sss)    “Registered IP” shall mean all the Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.
(ttt)    “Release” shall mean any release, spill, omission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the environment.

(uuu)    “Retained Business” shall mean the businesses of Canadian Seller and all of its Subsidiaries, including US Seller and Australian Seller, other than the AirCard Business, including: (i) the design, development, manufacturing, testing, marketing, supporting, distributing and selling of the products, Business Software and services available for sale, as of the date hereof (and all components and prior versions thereof), and the products and Business Software currently under development, all as listed or described on Section 1.1(uuu) of the Sellers Disclosure Schedule; (ii) the provision of any services related thereto; (iii) all goodwill associated therewith; and (iv) all general, management, corporate, administrative, accounting, procurement, personnel and regulatory compliance functions of the Sellers and their Subsidiaries.
(vvv)    “Sagemcom and Wavecom Patents” shall have the meaning as set forth in the Cross-License Agreement.
(www)    “Seller” shall mean Canadian Seller, US Seller and/or Australian Seller as the context may require.
(xxx)    “Seller Fundamental Representations” shall mean the representations and warranties of Sellers set forth in Section 5.1 (Sellers Organization and Good Standing; Authority and Enforceability), Section 5.4 (Title) and Section 5.19 (Brokerage Fees), as such representations and warranties shall also be made as of the Closing in accordance with Section 4.3(b)(i)(A) and certified in accordance with Section 4.3(b)(iv).
(yyy)    “Shared Technology” shall mean all Technology that Sellers or any of their Subsidiaries have the right to transfer as of the Closing that is used in, held for use in or necessary to the operation of both the AirCard Business and the Retained Business, each as conducted as of the Closing Date, other than the Technology of Sellers and their Subsidiaries that constitutes Sellers’ AirVantage branded M2M cloud-based hosted software platform and services and related embedded agent, software development kits (SDKs) and development tools. For the avoidance of doubt, (i) Shared Technology does not include any Intellectual Property Rights, and (ii) Shared Technology does not include any Prime Transferred Technology.
(zzz)    “Shrink-Wrap Code” shall mean generally commercially available, off-the-shelf Software where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $10,000 for an annual license for a single user or work station).
(aaaa)    “Software” shall mean computer software and programs in any form, including Source Code, Object Code, operating systems, database management code, firmware and utilities, and all related documentation, developer notes, comments and annotations.
(bbbb)    “Source Code” shall mean one or more instructions in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language.
(cccc)    “Specified Agreement” shall have the meaning set forth in Section 8.12(a) of the Sellers Disclosure Schedule.
(dddd)    “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).
(eeee)    “Sufficiency Representation” shall mean the representations and warranties of Sellers set forth in Section 5.5 (Sufficiency of Assets), as such representations and warranties shall also be made as of the Closing in accordance with Section 4.3(b)(i)(B) and Section 4.3(b)(i)(C) and certified in accordance with Section 4.3(b)(iv).
(ffff)    “Tangible Property” shall mean all furniture, fixtures, equipment (including motor vehicles, development tools, testing equipment, factory test equipment, IT equipment), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than Inventory) of every kind (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
(gggg)    “Tax” shall mean (i) any federal, state, provincial and local tax, impost, levy or other assessment, including any income, gross receipt, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, Canadian Employment Insurance and Canada Pension Plan premiums, British Columbia Workers’ Compensation premiums, excise, severance, stamp, occupation, property and estimated and any other tax of any kind whatsoever, and any customs duty, fee, and other charge in the nature of a tax, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority, including such amounts deducted from employee remuneration to be remitted to a Governmental Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.
(hhhh)    “Taxing Authority” shall mean any applicable Governmental Authority responsible for the administration of any Tax.
(iiii)    “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.
(jjjj)    “Technology” shall mean (i) Software (including software development kits, APIs, computer programs, codecs, interfaces, software implementations of algorithms and models and methodologies), whether in Source Code, Object Code, or other form, (ii) databases, compilations, collections of data and data, (iii) inventions (whether or not patentable), (iv) methods and processes, (v) designs and schematics, (vi) know-how and (vii) works of authorship, including documentation (e.g. user manuals and training materials). Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

(kkkk)    “Third Party Components” shall mean any Technology that is not exclusively owned by Sellers or any of their Subsidiaries and that is embedded in, incorporated into or distributed by Sellers or any of their Subsidiaries with any Business Software or any AirCard Product that is, as of the date hereof, sold or distributed, or offered for sale or distribution.
(llll)    “Time of Closing” shall mean the time of Closing on the Closing Date.
(mmmm)    “Transaction Agreements” shall mean this Agreement, the Cross-License Agreement, the Joint Development Agreement, the Transition Services Agreement, the Non-Competition and Non-Solicitation Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the IP Assignment Agreements, the Assignments of Lease and the Escrow Agreement.
(nnnn)    “Transfer Regulations” shall mean the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and the Laws of any EU Member State implementing such Acquired Rights Directive.
(oooo)    “Transferred Books and Records” shall mean the business records, personnel records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, AirCard Product roadmaps, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, of Sellers or any of their Subsidiaries to the extent specifically related to the AirCard Business, including all Patent Files for the Transferred Patents.
(pppp)    “Transferred Contracts” shall mean the Contracts set forth under the heading “Transferred Contracts” on Section 5.13(a) of the Sellers Disclosure Schedule.
(qqqq)    “Transferred Inventory” shall mean all Inventory allocated or assigned to the AirCard Products as of the Closing Date in accordance with the methodology set forth in Section 3.2(a)(ii) of the Sellers Disclosure Schedule.
(rrrr)    “Transferred IP” shall mean (i) all Transferred Patents, (ii) all Transferred Other IP, (iii) all Transferred Trademarks and (iv) all Transferred Technology.
(ssss)    “Transferred Leases” shall mean the leases and subleases of Real Property set forth on Schedule 1.1
(tttt)    “Transferred Other IP” shall mean (i) all Other IP owned by Sellers or any of their Subsidiaries as of the Closing that are used exclusively in, held for use exclusively in or exclusively related to the operation of the AirCard Business as currently conducted or as currently contemplated to be conducted, and (ii) all Other IP owned by Sellers or any of their Subsidiaries as of the Closing that are embodied in any Transferred Technology.
(uuuu)    “Transferred Patents” shall mean the Patents listed on Schedule 1.1(uuuu), together with (i) any Patent that claims priority from any of the Patents listed on Schedule 1.1(uuuu), (ii) any Patent that is a continuation, continuation in part (but only to the extent of any claims therein that are entitled to claim priority from any such scheduled Patent), divisional or reissue, of any such scheduled Patent or linked to any other such scheduled Patent by a terminal disclaimer, and (iii) any foreign counterpart of any such scheduled Patent.

(vvvv)    “Transferred Permits” shall mean the Permits (and such pending applications therefor or renewals thereof) set forth on Schedule 1.1(vvvv).
(wwww)    “Transferred Tangible Property” shall mean (i) all Tangible Property located in the Carlsbad, California premises and used in, held for use in or necessary for the operation of the AirCard Business, other than the Tangible Property listed or described on Schedule 1.1(wwww)(i) (the “Excluded Carlsbad Tangible Property”); and (ii) all other Tangible Property listed or described on Schedule 1.1(wwww)(ii).
(xxxx)    “Transferred Technology” shall mean any and all versions of (i) all Technology that Sellers or any of their Subsidiaries have the right to transfer as of the Closing that is used exclusively in, held for use exclusively in, or exclusively related to the operation of the AirCard Business as currently conducted or currently contemplated to be conducted including the Technology listed or described on Section 5.12(a)(ii) of the Sellers Disclosure Schedule as Prime Transferred Technology (collectively, the “Prime Transferred Technology”), and (ii) all Shared Technology listed or described on Section 5.12(a)(iii) of the Sellers Disclosure Schedule as Non-Prime Transferred Technology (collectively, the “Non-Prime Transferred Technology”). For the avoidance of doubt, Transferred Technology does not include any Intellectual Property Rights.
(yyyy)    “Transferred Trademarks” shall mean all Trademarks that Sellers or their Subsidiaries have the right to transfer on the Closing Date that are exclusively used in or held for use exclusively in the operation of the AirCard Business as currently conducted, including (i) all Trademarks set forth on Schedule 1.1(yyyy), in each case whether pending, issued, expired, abandoned or closed, (ii) all foreign counterparts of any such Trademark, and (iii) the goodwill of the AirCard Business related thereto.
(zzzz)    “Transition Services Agreement” shall mean the transition services agreement in substantially the same form and substance as mutually agreed by the Parties as of the date hereof.
(aaaaa)    “U.S. Securities Laws” shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.
(bbbbb)    “WARN Act” shall mean the Worker Adjustment Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended, and any similar Law.
(ccccc)    “9x15 Modules Technology” shall have the meaning as set forth in the Cross-License Agreement.
1.2    Additional Definitions. The following terms have the meanings defined for such terms in the Sections set forth below.

Term	Section
$1.3(c)
Acquired Assets	2.1
Acquired Rights Directive	1.1(nnnn)
Adjusted Cash Purchase Price	3.2(a)(i)
Agreement	Preamble
Allocation Schedule	3.3
Assignment and Assumption Agreement	4.2(a)(vii)
Assignment of Lease	4.2(a)(ix)

Term	Section
Assumed Liabilities	2.3
Australian Buyer	Preamble
Australian Seller	Preamble
Bills of Sale	4.2(a)(vi)
Business Confidential Information	8.5(b)
Buyer Indemnified Parties	12.2(a)
Buyers	Preamble
Buyers Relocation Deadline	2.7(a)
Canadian Buyer	Preamble
Canadian Seller	Preamble
Claim Certificate	12.4(a)
Closing	4.1
Closing Date	4.1
Closing Inventory	3.2(a)(ii)
Closing MDF Liabilities	3.2(a)(iii)
Confidentiality Agreement	8.5(a)
Copyrights	1.1(qq)(iii)
Demand	13.11(f)
Dispute	13.11(a)
Dispute Statement	3.2(d)
Dollars	1.3(c)
Domain Names	1.1(qq)(iv)
Electronic Delivery	13.14
ERISA	1.1(aa)
ERISA Affiliate	1.1(aa)
Escrow Fund	4.2(c)
Estimated Adjusted Cash Purchase Price	3.2(b)
Excluded Assets	2.2
Excluded Carlsbad Tangible Property	1.1(wwww)
Excluded Liabilities	2.4
Excluded Sellers Facility	2.7(a)
Export Approvals	5.23(a)
Final Adjusted Cash Purchase Price	3.2(f)
Governmental Approvals	5.2
GST	5.8(f)
HST	5.8(f)
In-Licenses	5.13(a)(v)
Indemnification Claim	12.4(a)
International Buyer	Preamble
IP Assignment Agreement	4.2(a)(viii)
IP Buyer	Preamble
Loss Threshold	12.3(a)
M2M	Recitals
Material Contracts	5.13(a)
Non-Assignable Assets	2.6(a)
Non-Patent IP	1.1(qq)(vii)
Non-Paying Party	10.1
Non-Prime Transferred Technology	1.1(xxxx)

Term	Section
Non-Competition and Non-Solicitation Agreement	1.1(fff)
Out-Licenses	5.13(a)(iv)
Party	Preamble
Parties	Preamble
Patents	1.1(qq)(i)
Paying Party	10.1
Post-Closing Buyers Facility	2.7(a)
Post-Closing Statement	3.2(c)
Pre-Closing Statement	3.2(b)
Prime Transferred Technology	1.1(xxxx)
Purchase Price	3.1(a)
Related Party	5.20
Resolution Period	3.2(e)
Response	13.11(f)
Retained Business Confidential Information	8.5(c)
Retained Patents	2.2(b)
Review Period	3.2(d)
SEC	1.1(q)
Sellers	Preamble
Sellers Disclosure Schedule	Article 5
Seller Indemnified Parties	12.2(b)
Sellers Relocation Deadline	2.7(a)
Specified Matters	2.4(p)
Straddle Period	10.1
Straddle Period Taxes	10.1
Survival Period	12.1(b)
Target Inventory	3.2(a)(iv)
Target MDF Liabilities	3.2(a)(v)
Third Party Claim	12.5
Trademarks	1.1(qq)(v)
Transaction Confidential Information	8.5(d)
Transactions	Recitals
Transfer Taxes	10.2
Transferred Contracts	1.1(pppp)
Transferred Employees	9.1(a)
Transferred Leasehold Property	5.10(b)
Transferred Leases	1.1(ssss)
Transferred Permits	1.1(vvvv)
Unadjusted Cash Purchase Price	3.1(a)
US Buyer	Preamble
US Seller	Preamble
Wages	5.15(n)

1.3    Certain Interpretations
(a)    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule to this Agreement (as applicable) unless otherwise indicated.
(b)    When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive.
(c)    When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.
(d)    The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns. When reference is made to “Buyers” or “Sellers” or any of their respective “Subsidiaries” or “Affiliates,” such reference shall be interpreted broadly to include any or all “Buyers” or “Sellers” or their respective “Subsidiaries” or “Affiliates,” respectively.
(f)    Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
(g)    A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.
(h)    The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(i)    The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
ARTICLE 2
THE TRANSACTIONS
2.1    Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Sellers shall (and, where applicable, shall cause their Subsidiaries to), in accordance with the Bills of Sale, sell, transfer, assign, convey and deliver to Buyers or one or more of their Subsidiaries, and Buyers shall (and, where applicable, shall cause their Subsidiaries to), in accordance with the Bills of Sale, purchase, acquire and accept from Sellers, all right, title and interest in, to and under the following assets, properties and rights of Sellers or any of their Subsidiaries, (collectively, the “Acquired Assets”), free and clear of all Liens other than (x) the Permitted Liens, and (y) the Assumed Liabilities that constitute Liens:
(a)    the Transferred Tangible Property;
(b)    the Transferred Inventory;
(c)    the Transferred Patents;
(d)    the Transferred Trademarks;
(e)    the Transferred Other IP;
(f)    an undivided joint ownership interest in all Joint IP, including all books and records embodying such Joint IP (for the purposes of this Article 2, “undivided joint ownership interest” means that, subject to the terms of this Agreement, each Party or owner thereof is free to exploit or enforce such rights and authorize others to do so, with no obligation to obtain the consent of the other Party or owner or to account to the other Party or owner, for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting, subject to any other Intellectual Property Rights of the other Party);
(g)    the Transferred Technology and copies of the Licensed Technology and 9x15 Modules Technology, subject to Section 2.7;
(h)    the Transferred Leases;
(i)    the Transferred Contracts;
(j)    the Transferred Permits;
(k)    the Transferred Books and Records;
(l)    subject to Section 2.1(m), all claims, demands, causes of action, choses in action and rights of recoupment against third parties relating to the Assumed Liabilities, arising from facts, events, actions or inactions occurring whether before or after the Closing;
(m)    with respect to the Transferred IP, the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority, including rights to damages and payments for past, present and future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights or the AirCard Business; and
(n)    all prepaid amounts, prepaid deposits, charges, expenses, and fees relating to the AirCard Business.
2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets, properties and rights of Sellers or any of their Subsidiaries (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the AirCard Business and the Acquired Assets and shall remain the property of Sellers and their Subsidiaries after the Closing:
(a)    all Tangible Property that is not Transferred Tangible Property;
(b)    all Patents that are not Transferred Patents (“Retained Patents”);
(c)    all Trademarks that are not Transferred Trademarks;
(d)    all Other IP that is not Transferred Other IP;
(e)    all Technology that is not Transferred Technology;
(f)    an undivided joint ownership interest in all Joint IP, including all books and records embodying such Joint IP (which, for clarity, is separate from Buyers’ undivided joint ownership interest under Section 2.1(f);
(g)    all interests in Real Property other than the Transferred Leases;
(h)    all Contracts that are not Transferred Contracts;
(i)    all Permits that are not Transferred Permits;
(j)    the Excluded Books and Records;
(k)    all cash and cash equivalents of Sellers and their Subsidiaries;
(l)    all Accounts Receivable of Sellers and their Subsidiaries;
(m)    all insurance policies and any rights, claims or chose in action under such insurance policies;
(n)    all refunds of any Tax payments made by Sellers with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date;
(o)    all Employee Benefit Plans;
(p)    all assets and other rights sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice between the date of this Agreement and the Closing not in violation of the terms of this Agreement;
(q)    all rights of Sellers and their Subsidiaries under this Agreement and the other Transaction Agreements;
(r)    except as otherwise provided in this Agreement, all books and records and other information prepared by or on behalf of Sellers and their Subsidiaries in connection with the Transactions and the other transactions contemplated hereby; and
(s)    all rights arising from Excluded Liabilities.

2.3    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement (including the terms of Section 2.4 and the rights of the Buyer Indemnified Parties to indemnification, compensation or reimbursement under this Agreement), at the Closing, Buyers shall assume (or, where applicable, cause their Subsidiaries to assume) only the following Liabilities of Sellers or any of their Subsidiaries, except to the extent any such Liabilities are Excluded Liabilities (collectively, the “Assumed Liabilities”):
(a)    all Liabilities arising after the Closing under the Transferred Contracts, the Transferred Leases and the Transferred Permits, but only to the extent such obligations (i) do not arise from or relate to any violation, breach or default by Sellers or any of their Subsidiaries of any provision of such Transferred Contract, Transferred Lease, or Transferred Permit, as applicable, and (ii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a violation, breach or default of any such Transferred Contract, Transferred Lease or Transferred Permit;
(b)    all Liabilities relating to repairs, exchanges, returns and warranty, merchantability and similar claims (but not, for the avoidance of doubt, any environmental claims), arising in connection with AirCard Products sold or licensed by the Sellers and their Subsidiaries prior to the Closing, but only to the extent such Liabilities do not exceed $2,060,912;
(c)    all Liabilities in respect of marketing development funds under the Transferred Contracts in existence at the Time of Closing;
(d)    all Liabilities to the extent (but only to the extent) arising from the operation or conduct of the AirCard Business after the Closing;
(e)    all Liabilities resulting from, arising out of, or based on the litigation and indemnification matters set forth on Section 2.3(e) of the Sellers Disclosure Schedule;
(f)    subject to Section 3.2, all outstanding purchase orders and commitments related to AirCard Products that have been issued to and accepted by Flextronics prior to the Closing in the ordinary course of the AirCard Business;
(g)    subject to Section 3.2, all outstanding purchase orders and commitments related to AirCard Products that have been issued to and accepted by component suppliers (including memory manufacturers and Qualcomm) prior to the Closing in the ordinary course of the AirCard Business;
(h)    subject to Section 3.2, all outstanding purchase orders to the extent related to the AirCard Business that have been issued by Sellers or any of their Subsidiaries prior to the Closing in the ordinary course of the AirCard Business for goods and services that are required to be delivered or performed following the Closing;
(i)    all obligations and liabilities relating to Transferred Employees to the extent set forth in Article 9; and
(j)    all Liabilities of Buyers for Transfer Taxes allocable to Buyers under Section 10.2.

2.4    Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, none of the Buyers nor any of their Affiliates shall assume or otherwise be responsible for any Liabilities of Sellers or any of their respective Affiliates (including any predecessor of Sellers or their respective Affiliates or any prior owner of all or part of their respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter, which are not Assumed Liabilities (collectively, the “Excluded Liabilities”). Sellers shall be responsible for the Excluded Liabilities. Without limiting the foregoing, Excluded Liabilities shall include the following Liabilities, notwithstanding any disclosure on the Sellers Disclosure Schedule:
(a)    all Liabilities to the extent arising out of or relating to the operation or conduct by Sellers or any of their Subsidiaries of any business other than the AirCard Business;
(b)    all Liabilities to the extent arising out of or relating to any Excluded Assets;
(c)    (i) all Liabilities related to any current, former or prospective employees, directors or independent contractors of Sellers and their Affiliates who are not Transferred Employees whether or not such Liabilities arise prior to, on or after the Closing Date and (ii) all Liabilities to or in respect of any Transferred Employees arising on or prior to the Closing;
(d)    all Liabilities arising from any misclassification by Sellers or any of their Affiliates prior to the Closing of (i) any Person or Employee as an independent contractor rather than as an employee, including liability for statutory employee deductions and statutory employer liabilities and for any claims to compensation in lieu of notice of termination of services in excess of amounts prescribed in such independent contractors written terms of engagement; (ii) any Employee leased from another employer; or (iii) any Person or Employee currently or formerly classified as exempt from overtime wages;
(e)    all Liabilities, including any Liability to gross-up any Transferred Employee, solely relating to or arising out of the payment by Sellers to any Offered Employees of any “excess parachute payments” within the meaning of Section 280G of the Code as a result of the Transactions;
(f)    all Liabilities for Wages of Transferred Employees earned prior to the Closing;
(g)    all Liabilities under or relating to the Employee Benefit Plans and/or Employee Non-Competition Agreements, including any pension or retirement plan, severance plan, retention plan, workers compensation, medical, life insurance, disability or other welfare plan, expenses and benefits incurred or claimed in respect of any current or former employee, director or independent contractor of Sellers or any of their Affiliates, and any claims by such current or former employees, directors or independent contractors (and their covered dependents) of Sellers or any of their Affiliates for benefits or claims, whether or not such Liabilities arise prior to, on or after the Closing Date;
(h)    all Liabilities arising from or associated with or in connection with any Employee who is an Automatic Transfer Employee and not a Transferred Employee;
(i)    all Indebtedness of Sellers or any of their Affiliates;
(j)    all Liabilities to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by Sellers pursuant to Section 13.5;
(k)    (i) all Liabilities of Sellers or any of their Affiliates for Taxes, including any Taxes related to the AirCard Business or the Acquired Assets attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date in accordance with Section 10.1, (ii) all Liabilities of Sellers or any of their Affiliates for unpaid Taxes of any person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise and (iii) all Liabilities of Sellers or any of their Affiliates for Taxes arising in connection with the consummation of the Transactions (including any Transfer Taxes allocable to Sellers under Section 10.2);
(l)    (i) all Accounts Payable arising out of, relating to or incurred in connection with the AirCard Business or the Acquired Assets prior to the Closing Date, and (ii) all other Liabilities to the extent arising out of, relating to or incurred in connection with the AirCard Business or the Acquired Assets, arising on or prior to the Closing (including any condition arising or in existence prior to the Closing with respect to the Acquired Assets), except to the extent that such other Liabilities referred to in this clause (ii) are included in the Assumed Liabilities pursuant to paragraphs (b), (c), (e), (f), (g) and (h) of Section 2.3;
(m)    all Liabilities of Sellers arising from or relating to infringement, misappropriation, or other violation or unauthorized use of any Intellectual Property Rights owned by any Person that result from, arise out of, or are based on (i) the operation of the AirCard Business prior to the Closing, or (ii) the use, sale, import, export and manufacture of AirCard Products, the Prime Transferred Technology or the Shared Technology (including the Non-Prime Transferred Technology and the Licensed Technology), prior to the Closing;
(n)    all Liabilities relating to (i) repairs, exchanges, returns and warranty, merchantability and similar claims in respect of the AirCard Products sold or licensed by the AirCard Business prior to the Closing, to the extent such Liabilities exceed $2,060,912, (ii) AirCard Products that are stock rotated pursuant to the terms of the applicable Transferred Contract after the Closing that were sold or licensed by the AirCard Business prior to the Closing, (iii) AirCard Products that are price protected pursuant to the terms of the applicable Transferred Contract after the Closing that were sold or licensed by the AirCard Business prior to the Closing, (iv) rebates, discounts or tiered pricing pursuant to any programs commenced by Sellers and their Subsidiaries prior to the Closing, which are granted to customers in respect of AirCard Products sold or licensed by the AirCard Business prior to the Closing;
(o)    all Liabilities resulting from, arising out of, or based on the litigation and indemnification matters set forth on Section 2.4(o) of the Sellers Disclosure Schedule; and
(p)    all Liabilities resulting from, arising out of, or based on the Actions or claims described in Section 2.4(p) of the Sellers Disclosure Schedule (the “Specified Matters”).
2.5    Transfer of Acquired Assets and Assumed Liabilities
(a)    The Acquired Assets shall be sold, conveyed, transferred, assigned and delivered, to Buyers, and the Assumed Liabilities shall be assumed by Buyers, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a conveyance of the Acquired Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be jointly prepared by Buyers and Sellers and shall include the Bills of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement and the Assignments of Lease, which shall be executed no later than at or as of the Closing by Sellers and/or one or more of their Subsidiaries, as appropriate, and Buyers and/or one or more of their Subsidiaries, as appropriate.
(b)    From time to time following the Closing, Sellers and Buyers shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices,

assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively sell, transfer, assign, and convey and deliver to Buyers and their Subsidiaries all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be expressly conveyed to Buyers and their Subsidiaries under this Agreement and to fully and effectively sell, transfer, assign, and convey and deliver to Buyers and their Subsidiaries the Assumed Liabilities intended to be expressly assumed by Buyers and their Subsidiaries under this Agreement, and to otherwise make effective the transactions contemplated hereby and to confirm the right, title or interest of Buyers and their Subsidiaries in the Acquired Assets, including (i) promptly transferring and/or delivering back to Sellers and their Subsidiaries any asset or Liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which asset or Liability was transferred and/or delivered to Buyers and their Subsidiaries at Closing and (ii) promptly transferring and/or delivering to Buyers and their Subsidiaries any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, which was not transferred and/or delivered to Buyers and their Subsidiaries at Closing, in each case of clauses (i) and (ii), without further consideration paid by either Party and the relevant Schedules to this Agreement shall be amended accordingly.
(c)    Buyers shall take such actions as Sellers may reasonably request in order to assure Buyers and their Subsidiaries’ assumption of the Assumed Liabilities. Sellers shall take such actions as Buyers may reasonably request in order to assure Sellers and their Subsidiaries’ retention of the Excluded Liabilities.
2.6    Non-Assignable Assets
(a)    Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to sell, transfer, assign convey or deliver any Acquired Asset to Buyers or any of their Subsidiaries (provided that this Section 2.6(a) shall not affect whether any asset, property or right shall be deemed to be an Acquired Asset for any other purpose under this Agreement), or for Buyers or any of their Subsidiaries to assume any Assumed Liability, in each case which is not transferable or nonassignable, as applicable, without the consent or waiver of a third party (including any Governmental Authority) or is cancelable by a third party in the event of such a transfer or assignment without the consent or waiver of such third party (including any Governmental Authority), in each case unless and until such consent or waiver shall have been obtained (collectively, “Non-Assignable Assets”).
(b)    Sellers shall, and shall cause their Subsidiaries to, use their reasonable best efforts to obtain, or to cause to be obtained, all consents, approvals and waivers set forth on Section 5.3 of Sellers Disclosure Schedule on terms that will ensure that Buyers and their Subsidiaries maintain and preserve the rights and benefits under the Non-Assignable Assets following the consummation of the Transactions that were enjoyed by Sellers and their Subsidiaries as of the date hereof. To the extent permitted by applicable Law, in the event such consent, approval or waiver cannot be obtained prior to Closing, (i) the Non-Assignable Assets subject thereto and affected thereby shall be held, as of and from the Closing, by Sellers in trust for the benefit of Buyers, and all benefits and obligations existing thereunder shall be for Buyers’ account(s), (ii) Buyers shall pay, perform or otherwise discharge (in accordance with the respective terms and subject to the respective conditions thereof, and in the name of Sellers) all of the covenants and obligations of Sellers incurred after the Closing with respect to such Non-Assignable Asset, (iii) Sellers shall take or cause to be taken at their own expense such actions in its name or otherwise as Buyers may reasonably request so as to provide Buyers with the benefits of such Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under such Non-Assignable Assets, and promptly pay over to Buyers all money or other consideration received by it in respect of such Non-Assignable Assets, and (iv) Buyers and Sellers shall mutually cooperate to provide any other alternative arrangements as may be reasonably required to implement the purposes of this Agreement and the other Transaction Agreements. If and when such consent, approval or waiver is obtained, Sellers shall, and shall cause their Subsidiaries to, sell, transfer, assign, convey and deliver such Non-Assignable Asset to Buyers or their applicable Subsidiaries for no additional consideration. Notwithstanding anything herein to the contrary, Seller shall not be obligated to commence or pursue any Action against any third party with respect to any Non-Assignable Asset.
2.7    Transfer of Acquired Assets; Risk of Loss
(a)    Buyers will, at Buyers’ cost and expense, prepare for the removal and relocation of any Transferred Tangible Personal Property located at the facilities set forth on Schedule 2.7(a)(i), which facilities are not to be purchased, assigned, subleased, transferred to or otherwise occupied by Buyers or any of their Subsidiaries pursuant to this Agreement or any other agreement entered into in connection with the Transactions, or, if a third party facility, the Contract for which is not a Transferred Contract (each such facility, an “Excluded Sellers Facility”) and remove and relocate such Acquired Assets from the relevant Excluded Sellers Facility as provided under and in accordance with the Transition Services Agreement (the “Buyers Relocation Deadline”). Sellers will, at Sellers’ cost and expense, prepare for the removal and relocation of any tangible Excluded Assets located at the facilities set forth on Schedule 2.7(a)(ii), which facilities are to be purchased, assigned or transferred to Buyers and their Subsidiaries and not subleased or otherwise occupied by Sellers or any of their Subsidiaries following the applicable Closing pursuant to this Agreement or any other agreement entered into in connection with the Transactions (each such facility, a “Post-Closing Buyers Facility”) and remove and relocate such Excluded Assets from the relevant Post-Closing Buyers Facility as provided under and in accordance with the Transition Services Agreement (the “Sellers Relocation Deadline”). Subject to the provisions hereof, each of Sellers, on the one hand, and Buyers, on the other hand, agree to cooperate, and agree to cause their respective Subsidiaries, as applicable, to cooperate with each other, and provide each other all assistance reasonably requested by the other Party in connection with the planning and implementation of the removal and relocation of any such Acquired Assets or Excluded Assets or any thereof to such location as Buyers or Sellers, as applicable, will designate.
(i)    The Acquired Assets will be transported by or on behalf of Buyers and, until all of such Acquired Assets are removed from an Excluded Sellers Facility, Sellers will permit, and will cause their Subsidiaries to permit, Buyers and their authorized agents or representatives, upon reasonable prior notice, to have reasonable access to such Excluded Sellers Facility during normal business hours to the extent necessary to comply with the terms of this Section 2.7, including to disconnect, detach, remove, package and crate such Acquired Assets for transport. Buyers will be responsible for (A) disconnecting and detaching all fixtures and equipment comprising such Acquired Assets from the roofs, floor, ceiling and walls of an Excluded Sellers Facility prior to removing the same from such Excluded Sellers Facility, (B) packaging and loading such Acquired Assets for transporting to and any reinstallation of such Acquired Assets at such location(s) as Buyers may determine, and (C) repairing any damage that is caused by such removal, the Parties agreeing that Buyers shall leave the applicable premises in broom clean condition and in no better condition than the remainder of the premises generally.
(ii)    The Excluded Assets will be transported by or on behalf of Sellers, and until all of such Excluded Assets are removed from a Post-Closing Buyers Facility, Buyers will permit, and will cause their Subsidiaries to permit, Sellers and their authorized agents or representatives, upon reasonable prior notice, to have reasonable access to such Post-Closing Buyers Facility during normal business hours to the extent necessary to comply with the terms of this Section

2.7 including to disconnect, detach, remove, package and crate such Excluded Assets for transport. Sellers will be responsible for (A) disconnecting and detaching all fixtures and equipment comprising such Excluded Assets from the roofs, floor, ceiling and walls of a Post-Closing Buyers Facility prior to removing the same from such Post-Closing Buyers Facility, (B) packaging and loading such Excluded Assets for transporting to and any reinstallation of such Excluded Assets at such location(s) as Sellers may determine, and (C) repairing any damage that is caused by such removal, the Parties agreeing that Sellers shall leave the applicable premises in broom clean condition and in no better condition than the remainder of the premises generally.
(b)    Transfer and delivery of the Transferred Technology, Licensed Technology and 9x15 Modules Technology shall include physical or electronic delivery of (i) all current (including under development) versions of the Transferred Technology, Licensed Technology and 9x15 Modules Technology, (ii) all prior versions of the Transferred Technology and Licensed Technology that are currently supported or otherwise used in the operation of the AirCard Business as currently conducted, (iii) if Sellers possess and can locate using commercially reasonable efforts, all other prior versions of the Transferred Technology and Licensed Technology, (iv) the Documentation Deliverables and other appropriate documentation thereof as reasonably requested by Buyers to facilitate the transfer and operation of the AirCard Business as currently conducted, and (v) if Sellers possess and can locate using commercially reasonable efforts, all copies of the foregoing that constitute Prime Transferred Technology. The Parties shall cooperate in good faith to define and transfer such Transferred Technology and Licensed Technology. To the maximum extent practicable, all Software to be delivered hereunder shall be delivered by electronic means in a manner specified by Buyers. Sellers shall not retain in their possession or control any Transferred Tangible Property or Transferred Technology or any copy thereof, except Sellers may retain copies of Transferred Technology for archival purposes (including to defend against any claim which is asserted against Sellers and their Subsidiaries) to perform their obligations under and during the term of the Transition Services Agreement, and to exercise their rights under the Cross License Agreement.
(c)    All risk of loss as to the Acquired Assets will be borne by, and will pass to, Buyers as of the Closing.
(d)    Buyers and Sellers shall, as soon as practicable after the Closing, (i) cause such Transferred Employee located in Sellers’ facilities in Richmond, British Columbia, to be located or relocated to the Transferred Leasehold Property at that location and (ii) shall remove from any Transferred Leasehold Property any employees or personnel that are not Transferred Employees. Any costs and expenses incurred by Buyers and Sellers related to the foregoing shall be addressed in the Transition Services Agreement.
ARTICLE 3
PURCHASE PRICE
3.1    Purchase Price
(a)    Subject to the terms and conditions of this Agreement, the purchase price to be paid by Buyers for the Acquired Assets (the “Purchase Price”) shall be the aggregate of (i) the amount of the Assumed Liabilities, plus (ii) a cash payment of One Hundred Thirty Eight Million U.S. Dollars (US $138,000,000) (the “Unadjusted Cash Purchase Price”), as adjusted pursuant to the terms of Section 3.2, payable in accordance with the terms of this Agreement.
(b)    The Purchase Price shall be paid and satisfied as follows:

(i)    at the Closing, an amount in U.S. dollars equal to the Estimated Adjusted Cash Purchase Price, minus an amount equal to the Escrow Amount shall be paid by Buyers to the Sellers or their designee(s);
(ii)    at the Closing, an amount equal to the Escrow Amount in U.S. dollars shall be paid by Buyers to the Escrow Agent;
(iii)    the Assumed Liabilities shall be assumed by Buyers at the Closing by the execution and delivery of the Assignment and Assumption Agreement; and
(iv)    the adjustment amount shall be paid on the date specified in Section 3.2(f) in the manner set forth in Section 3.2(f).
3.2    Purchase Price Adjustment
(a)    For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings ascribed thereto below:
(i)    “Adjusted Cash Purchase Price” shall mean the Unadjusted Cash Purchase Price:
(A)    plus (x) the amount, if any, by which Closing Inventory is greater than Target Inventory, or minus (y) the amount, if any, by which Target Inventory is greater than Closing Inventory (it being understood and hereby agreed that if Closing Inventory is equal to Target Inventory, then the Unadjusted Cash Purchase Price will not be adjusted pursuant to this clause (A)); and
(B)    minus the amount, if any, by which Closing MDF Liabilities are greater than Target MDF Liabilities (it being understood and hereby agreed that if Closing MDF Liabilities are equal to or less than Target MDF Liabilities, then the Unadjusted Cash Purchase Price will not be adjusted pursuant to this clause (B)).
(ii)    “Closing Inventory” shall mean the “Net Transferred Inventory” number, in U.S. dollars, as defined in Section 3.2(a)(ii) of the Sellers Disclosure Schedule.
(iii)    “Closing MDF Liabilities” shall mean the U.S. dollar amount of all Liabilities in respect of marketing development funds under the Transferred Contracts in existence at the Time of Closing.
(iv)    “Target Inventory” shall mean Twelve Million Three Hundred Thousand U.S. Dollars (US $12,300,000).
(v)    “Target MDF Liabilities” shall mean Eight Million U.S. Dollars (US $8,000,000).
(b)    No later than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyers a statement (the “Pre-Closing Statement”) setting forth Sellers’ good faith estimate of (i) the amount of Closing MDF Liabilities and (ii) a calculation of the Adjusted Cash Purchase Price based on such amount of Closing MDF Liabilities and assuming that the amount of Closing Inventory is equal to Target Inventory (the amount so calculated being referred to herein as the “Estimated Adjusted Cash Purchase

Price”), together with reasonably detailed supporting documentation for such calculations and any additional documentation and information reasonably requested by Buyers (which shall be promptly provided by Sellers).
(c)    As promptly as practicable, but in no event later than forty-five (45) days after the Closing Date, Buyers shall deliver to Sellers a statement (the “Post-Closing Statement”) setting forth the Buyers’ good faith calculation of (i) the amount of Closing Inventory, (ii) the amount of Closing MDF Liabilities and (iii) a calculation of the Adjusted Cash Purchase Price based on such amounts, together with reasonably detailed supporting documentation for such calculations and any additional documentation and information reasonably requested by Sellers (which shall be promptly provided by Buyers).
(d)    Buyers shall provide Sellers and their representatives with reasonable access (with the right to make copies), during normal business hours and upon reasonable advance notice, to the work papers of Buyers related to the preparation of the Post-Closing Statement, as well as to any of the property and facilities and such books and records and other relevant documentation and information of Buyers related to the AirCard Business, and Buyers shall make available their employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement. Sellers shall have fifteen (15) Business Days following their receipt of the Post-Closing Statement (the “Review Period”) to review the same together with all documentation and information requested in accordance with this Section 3.2(d) (which shall be promptly provided by Buyers). On or before the expiration of the Review Period, Sellers may deliver to Buyers a written statement disputing the Post-Closing Statement. In the event that Sellers shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of Sellers’ objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Sellers do not deliver a Dispute Statement to Buyers within the Review Period, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal and the amount of the Adjusted Cash Purchase Price as set forth in the Post-Closing Statement shall be deemed to be the Final Adjusted Cash Purchase Price.
(e)    If Sellers deliver a Dispute Statement during the Review Period, Buyers and Sellers shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the fifteen (15) Business Days immediately following Buyers’ receipt of the Dispute Statement, or such longer period as Sellers and Buyers may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Sellers and Buyers during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Sellers and Buyers do not resolve all such disputed items by the end of the Resolution Period, Sellers and Buyers shall submit all items then remaining in dispute with respect to the Dispute Statement to the Accounting Firm for review and resolution (with each Party preparing a submission to the Accounting Firm that reflects all revisions made to such Party’s proposal as a result of the negotiations during the Resolution Period and outlining the items that remain in dispute at the time of the submission only). The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm (i) shall determine only those items remaining in dispute between Sellers and Buyers, (ii) shall apply the valuation principles set out in Section 3.2(a)(ii) of the Sellers Disclosure Schedule to the extent that the dispute relates to the determination of Closing Inventory, and (iii) shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyers in the Post-Closing Statement or the amount of such disputed item as proposed by Sellers in the Dispute Statement. Each of Sellers, on the one hand, and Buyers, on the other hand, shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Sellers and Buyers a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Sellers and Buyers) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties hereto and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Sellers, on the one hand, and Buyers, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted. Neither Party shall engage in ex parte communications with the Accounting Firm with respect to the Transactions until the Accounting Firm issues its final determination.
(f)    The Adjusted Cash Purchase Price, as determined in accordance with the final, binding and nonappealable resolution of the calculation of the amount of Closing Inventory and the amount of Closing MDF Liabilities pursuant to the terms of Sections 3.2(c), 3.2(d) and 3.2(e) shall be referred to herein as the “Final Adjusted Cash Purchase Price.” As soon as practicable (and in any event within three (3) Business Days) following the determination of the Final Adjusted Cash Purchase Price, Buyers or Sellers shall make the following payment, as applicable:
(i)    If the Final Adjusted Cash Purchase Price is greater than the Estimated Adjusted Cash Purchase Price, then within five (5) Business Days after such final determination, Buyers shall deliver to Sellers or their designee(s), an amount in U.S. dollars equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by Sellers or their designee(s).
(ii)    If the Estimated Adjusted Cash Purchase Price is greater than the Final Adjusted Cash Purchase Price, then within five (5) Business Days after such final determination, Sellers, jointly and severally, shall deliver to Buyers an amount in U.S. dollars equal to such excess in immediately available funds by wire transfer to an account or accounts designated in writing by Buyers.
3.3    Allocation. The Purchase Price and any Assumed Liabilities shall be allocated among the Acquired Assets to be acquired by each Buyer, as the case may be, in accordance with applicable Tax Law and the methodology attached as Section 3.3 of the Sellers Disclosure Schedule (the “Allocation Schedule”). Following the determination of the Final Adjusted Cash Purchase Price, the Allocation Schedule shall be updated to reflect such adjustment or adjustments, if any. Buyers and Sellers agree to report and to cause each of their respective Subsidiaries to report, as applicable, the transactions contemplated in this Agreement in a manner consistent with the Allocation Schedule for all Tax purposes, and that none of them will take any position or cause their respective Subsidiaries to take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, unless otherwise required by applicable Law. Buyers and Sellers shall cooperate with each other in preparing all Tax documentation so it is consistent with the Allocation Schedule. Buyers and Sellers shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the allocation of the Purchase Price.

3.4    Withholding. Buyers and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any other provision of federal, state, local, or foreign Tax Law or under any applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Prior to the Closing, Canadian Seller shall deliver to Buyers a properly completed Form W-8BEN, certifying that Canadian Seller is eligible for benefits under the U.S.-Canada income tax treaty.
ARTICLE 4
CLOSING
4.1    Closing. Unless this Agreement is validly terminated pursuant to Section 11.1, the Parties shall consummate the Transactions at a closing (the “Closing”) to occur on a Business Day as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 4.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”
4.2    Closing Deliveries
(a)    Sellers’ Closing Deliveries. At the Closing and subject thereto, Sellers shall deliver (or cause to be delivered) to Buyers the following:
(i)    receipts against payment of the Estimated Adjusted Cash Purchase Price minus an amount equal to the Escrow Amount;
(ii)    the Cross-License Agreement, executed by each applicable Seller;
(iii)    the Joint Development Agreement, executed by each applicable Seller;
(iv)    the Transition Services Agreement, executed by Canadian Seller;
(v)    the Non-Competition and Non-Solicitation Agreement, executed by each applicable Seller;
(vi)    the Bills of Sale, executed by each Seller, in substantially the same form and substance as mutually agreed by the Parties as of the date hereof (collectively, the “Bills of Sale”);
(vii)    the Assignment and Assumption Agreements, in substantially the same form and substance as mutually agreed by the Parties as of the date hereof (collectively, the “Assignment and Assumption Agreement”), executed by each applicable Seller;
(viii)    the Intellectual Property Assignment Agreement, in substantially the same form and substance as mutually agreed by the Parties as of the date hereof (the “IP Assignment Agreement”), executed by each applicable Seller;

(ix)    an Assignment and Assumption of Lease with respect to each Transferred Lease, in substantially the same form and substance as mutually agreed by the Parties as of the date hereof (the “Assignment of Lease”), executed by each applicable Seller, together with the written consent of the underlying lessor or sublessor under each such Transferred Lease to the assignment thereof, if required pursuant to the terms of such Transferred Lease, in substantially the same form and substance as mutually agreed by the Parties as of the date hereof, with such changes thereto as are reasonably requested by such lessor or sublessor and reasonably approved by Buyers;
(x)    the Escrow Agreement, executed by each Seller;
(xi)    a non-foreign affidavit dated as of the Closing Date, sworn under the penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that the US Seller is not a “foreign person” as defined in Code §1445; and
(xii)    such other agreements and instruments, executed by the applicable parties, as may be reasonably requested by Buyers to fully and effectively consummate the Transactions.
(b)    Buyers’ Closing Deliveries. At the Closing and subject thereto, Buyers shall deliver (or cause to be delivered) to Sellers the following:
(i)    a cash payment in immediately available funds in the amount of the Estimated Adjusted Cash Purchase Price, minus an amount equal to the Escrow Amount;
(ii)    the Cross-License Agreement, executed by each applicable Buyer;
(iii)    the Joint Development Agreement, executed by each applicable Buyer;
(iv)    the Transition Services Agreement, executed by US Buyer;
(v)    the Non-Competition and Non-Solicitation Agreement, executed by each applicable Buyer;
(vi)    the Bills of Sale, executed by each applicable Buyer;
(vii)    the Assignment and Assumption Agreements, executed by each applicable Buyer;
(viii)    the IP Assignment Agreement, executed by each applicable Buyer;
(ix)    the Assignment of Lease as to each Transferred Lease, executed by each applicable Buyer;
(x)    the Escrow Agreement, executed by each Buyer; and
(xi)    such other agreements and instruments, executed by the applicable parties, as may be reasonably requested by Sellers to fully and effectively consummate the Transactions.
(c)    Escrow Fund. At the Closing and subject thereto, Buyers shall deliver (or cause to be delivered) to the Escrow Agent a cash payment in immediately available funds in the aggregate amount of the Escrow Amount to the accounts designated in writing by the Escrow Agent prior to the Closing, which shall be held in such accounts as partial security for the indemnification, compensation and reimbursement obligations of Sellers under this Agreement (collectively, the “Escrow Fund”). The Escrow Fund shall be held and disbursed by the Escrow Agent under and pursuant to the terms of the Escrow Agreement.
4.3    Closing Conditions
(a)    Closing Conditions of Both Parties. The respective obligations of Buyers and Sellers to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:
(i)    Receipt of Requisite Regulatory Approvals.
(A)    All waiting periods (including extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated early; and
(B)    The Competition Act Clearance shall have been satisfied or obtained.
(ii)    Absence of Legal Restraints.
(A)    No Governmental Authority shall have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions or any of the other transactions contemplated by any of the Transaction Agreements, or the Parties’ performance under any of the Transaction Agreements, illegal or otherwise prohibits or otherwise restrains the consummation of the Transactions or the Parties’ performance under any of the Transaction Agreements.
(B)    No Action shall be pending before any Governmental Authority, which is reasonably expected to result in an unfavorable Order (and no such Order shall have been issued or granted or be in effect) in respect thereof that would (1) prevent the performance of this Agreement or any of the Transaction Agreements or the consummation of any of the Transactions or any of the other transactions contemplated by any of the Transaction Agreements or declare unlawful any of the Transactions or any of the other transactions contemplated by any of the Transaction Agreements; (2) cause any of the Transactions or any of the other transactions contemplated by any of the Transaction Agreements to be rescinded following consummation; or (3) adversely affect in any material respect the right of Buyers and their Subsidiaries to own the Acquired Assets, receive the rights, licenses, services and benefits under the Transaction Agreements or operate the AirCard Business, other than any such Action to the extent it alleges infringement of any Patent owned, controlled or enforced by an entity generally known for a business strategy of conducting Patent litigation against alleged infringers, with no intention to manufacture or market the invention forming the subject matter of any applicable Patent, otherwise known as a “non-practicing entity”.
(iii)    IT Systems. All software development to support data management and the automated transmission (sending and receiving) of data to and from customers, suppliers and third parties supporting the AirCard Business, as specified on Schedule 4.3(a)(iii), shall have been completed, tested and approved by Buyers and Sellers, acting reasonably; provided, that if Buyers fail to reasonably cooperate in the Parties’ efforts to satisfy the condition set forth in this Section 4.3(a)(iii), then such condition shall nevertheless be deemed satisfied.

(b)    Additional Closing Conditions of Buyers. The obligations of Buyers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Buyers:
(i)    Accuracy of Sellers Representations and Warranties.
(A)    Each of the representations and warranties of Sellers set forth in Section 5.1 (Sellers Organization and Good Standing; Authority and Enforceability), Section 5.4 (Title) and Section 5.19 (Brokerage Fees) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).
(B)    Each of the representations and warranties of Sellers set forth in this Agreement (other than in Section 5.1 (Sellers Organization and Good Standing; Authority and Enforceability), Section 5.4 (Title) and Section 5.19 (Brokerage Fees)) that is not qualified by “materiality”, “Business Material Adverse Effect” or similar concept shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).
(C)    Each of the representations and warranties of Sellers set forth in this Agreement (other than in Section 5.1 (Sellers Organization and Good Standing; Authority and Enforceability), Section 5.4 (Title) and Section 5.19 (Brokerage Fees)) that is qualified by “materiality”, “Business Material Adverse Effect” or similar concept shall have been true and correct in all respects (taking into account such “materiality” or “Business Material Adverse Effect” qualifier) on and as of the date of this Agreement and shall be true and correct in all respects (taking into account such “materiality” or “Business Material Adverse Effect” qualifier) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).
(ii)    Compliance with Covenants. Sellers shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Sellers prior to the Closing.
(iii)    Absence of Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect.
(iv)    Sellers Closing Certificate. Buyers shall have received certificates, duly executed by an authorized officer of each of the Sellers, certifying as to the matters set forth in Section 4.3(b)(i), Section 4.3(b)(ii) and Section 4.3(b)(iii).
(v)    Required Contract Consents. Each consent or waiver identified with an asterisk on Section 5.3 of the Sellers Disclosure Schedule shall have been obtained, shall be in full force and effect and such Transferred Contract shall not have been amended or modified in connection therewith in a manner that would be adverse to Buyers, as determined by Buyers acting reasonably and in good faith.
(vi)    Required Permits.
(A)    Each Transferred Permit set forth on Schedule 4.3(b)(vi)(A) shall have been transferred and delivered to, and shall inure to the benefit of, Buyers, and Sellers shall have provided evidence of the transfer of each such Transferred Permit in form and substance reasonably satisfactory to Buyers.
(B)    Each Permit set forth on Schedule 4.3(b)(vi)(B) shall have been obtained by Buyers so as to enable Buyers to own and operate the AirCard Business on the Closing Date after the Closing in the same manner in which Sellers operated the AirCard Business on the date hereof and on the Closing Date before the Closing.
(vii)    Offered Employees. At least 85% of the Offered Employees (excluding for this purpose the Key Employees) and at least sixteen (16) of the nineteen (19) Offered Employees identified with a double asterisk on Section 5.15(a)(i) of the Sellers Disclosure Schedule shall (A) be employees or independent contractors of Sellers (or one of Sellers’ Subsidiaries) immediately prior to the Closing, (B) have accepted offers in writing of employment or service with Buyers (or any of Buyers’ Subsidiaries) effective as of the Closing, which accepted offers of employment or service shall not have been repudiated or otherwise rejected by such employee or independent contractor, and (C) not have notified Sellers (or any of Sellers’ Subsidiaries) or Buyers (or any of Buyers’ Subsidiaries) that such Person will leave the employ or service of Buyers (or any of Buyers’ Subsidiaries) shortly after Closing; provided that, in the event Buyers do not make written offers to one or more Offered Employees (excluding for this purpose the Key Employees) on the terms set forth in Article 9, or following the acceptance of a written offer of employment or service by an Offered Employee (excluding for this purpose the Key Employees), Buyer (or any of its Subsidiaries) amends or withdraws such offer of employment or service in any respect, the applicable Offered Employees shall nevertheless be deemed to have accepted offers of employment or service with Buyers and shall be included in the calculation above.
(viii)    Key Employees. Each of the Key Employees shall (A) be employees of Sellers (or one of Sellers’ Subsidiaries) immediately prior to the Closing, (B) not have notified Sellers (or any of Sellers’ Subsidiaries) or Buyers (or any of Buyers’ Subsidiaries) that such Person will leave the employ of Buyers (or any of Buyers’ Subsidiaries) shortly after the Closing Date, and (C) not have repudiated or otherwise rejected such Key Employee’s Employment Offer Letter or Key Employee Non-Competition Agreement or any term thereof.
(ix)    Financial Statements. If US Buyer is required to file with the SEC any Carve-Out Financial Statements, Sellers shall have delivered to Buyers a copy of such Carve-Out Financial Statements, in form and substance reasonably satisfactory to Buyers and which otherwise satisfy the requirements of Section 8.11(a).
(x)    Third Party Arrangements.
(A)    Buyers shall have entered into written Contracts with the Persons identified with an asterisk on Section 5.13(a) of the Sellers Disclosure Schedule or Sellers shall have agreed to provide alternative arrangements to Buyers and their Subsidiaries in lieu of such written Contracts (pursuant to any of the other Transaction Agreements or otherwise), in each case, sufficient to enable Buyers and their Subsidiaries to continue to design, develop, manufacture, test, market, support, distribute and sell AirCard Products uninterrupted from and after the Closing in a manner substantially the same as it was operated prior to the Closing.
(B)    Buyers shall have entered into written Contracts with the Persons identified with a double asterisk on Section 5.13(a) of the Sellers Disclosure Schedule or Sellers shall have agreed to provide alternative arrangements to Buyers and their Subsidiaries in lieu of such written Contracts (pursuant to any of the other Transaction Agreements or otherwise), in each case, sufficient to enable Buyers and their Subsidiaries to continue to design, develop, manufacture, test, market, support, distribute and sell AirCard Products uninterrupted from and after the Closing in a manner substantially the same as it was operated prior to the Closing.
(xi)    Sellers’ Closing Deliveries. Sellers shall have delivered (or caused to be delivered) the following:
(A)    releases of all Liens (other than Permitted Liens) relating to the Acquired Assets, including the Liens set forth on Schedule 4.3(b)(xi)(A); and
(B)    the closing deliveries set forth in Section 4.2(a)(ii) through Section 4.2(a)(xii).
(c)    Additional Closing Conditions of Sellers. The obligations of Sellers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may only be waived in writing exclusively by Sellers:
(i)    Accuracy of Buyers Representations and Warranties.
(A)    Each of the representations and warranties of Buyers set forth in Section 6.1 (Organization and Good Standing) and Section 6.2 (Authority and Enforceability) shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).
(B)    Each of the representations and warranties of Buyers set forth in this Agreement (other than the representations and warranties set forth in Section 6.1 and Section 6.2) that is not qualified by “materiality” or “Buyers’ Material Adverse Effect” or similar concept shall have been true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date).

(C)    Each of the representations and warranties of Buyers set forth in this Agreement (other than the representations and warranties set forth in Section 6.1 and Section 6.2) that is qualified by “materiality” or “Buyers’ Material Adverse Effect” or similar concept shall have been true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date).
(ii)    Compliance with Covenants. Buyers shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyers prior to the Closing.
(iii)    Buyers Closing Deliveries. Buyers shall have delivered (or caused to be delivered) the following:
(A)    certificates, duly executed by an authorized officer of each Buyer, certifying as to the matters set forth in Section 4.3(c)(i) and Section 4.3(c)(ii); and
(B)    the closing deliveries set forth in Section 4.2(b)(ii) through Section 4.2(b)(xi).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
Subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Sellers Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement; provided, however, that any such disclosure against any section or subsection of this Article 5 shall be deemed to be a disclosure against each of the other sections and subsections of this Article 5 to the extent the applicability of such disclosure to such other sections and subsections is reasonably apparent on the face of such disclosure), Sellers, jointly and severally, hereby represent and warrant to Buyers as follows:

5.1    Sellers’ Organization and Good Standing; Authority and Enforceability
(a)    Canadian Seller is a corporation duly organized, validly existing and in good standing under the Canada Business Corporations Act and is not a non-resident of Canada for purposes of the Income Tax Act (Canada). US Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Australian Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Seller and its applicable Subsidiaries has all necessary corporate power and authority to carry on the AirCard Business and to own and use the Acquired Assets.
(b)    US Seller, being a non-resident of Canada for purposes of the Income Tax Act (Canada), is not selling or otherwise disposing of “taxable Canadian property” under this Agreement, as that term is defined in the Income Tax Act (Canada).
(c)    Each Seller has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by such Seller pursuant hereto or thereto, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement, the other Transaction Agreements to which it is or will be a party and each certificate and other instrument required to be executed and delivered by such Seller pursuant hereto or thereto, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of such Seller or any of its Subsidiaries. The board of directors of each Seller has approved this Agreement, the other Transaction Agreements to which such Seller is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of such Seller are necessary to authorize this Agreement or any other Transaction Agreements to which such Seller is or will be a party or to consummate the Transactions on the terms set forth herein and therein (other than a resolution of the sole shareholder of US Seller, which has been obtained.
(d)    This Agreement, the other Transaction Agreements to which any Seller is or will be a party and each certificate and other instrument required to be executed and delivered by it pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyers, constitutes (or will constitute) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.
5.2    Governmental Approvals. Except as set forth in Section 5.2 of the Sellers Disclosure Schedule, no other consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority (together, “Governmental Approvals”) is required on the part of any Seller or its Subsidiaries in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which it is or will be a party or any certificate and other instrument required to be executed and delivered it pursuant hereto or thereto, the performance by each Seller of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings that may be required under, and compliance with any other applicable requirements of, the HSR Act and the Competition Act, and (b) filings or reports required under, and compliance with, applicable securities law and stock exchange requirements.

5.3    Conflicts. Except as set forth in Section 5.3 of the Sellers Disclosure Schedule, the execution and delivery by each Seller of this Agreement, the other Transaction Agreements to which such Seller is or will be a party and each certificate and other instrument required to be executed and delivered by such Seller pursuant hereto or thereto, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of such Seller or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien upon any of the Acquired Assets pursuant to, require any notice, consent, approval or waiver under, or result in the loss of any benefit under, (i) any Transferred Contract, (ii) any Transferred Permit or Order relating to the AirCard Business, the Acquired Assets or Sellers or any of their Subsidiaries, or (c) violate any Law or Order applicable to the AirCard Business, the Acquired Assets or Sellers or any of their Subsidiaries.
5.4    Title. Sellers (or one or more of their Subsidiaries) have good and valid title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens except Permitted Liens and Liens described in Section 5.4 of the Sellers Disclosure Schedule, and upon consummation of the Transactions, Sellers shall transfer and convey to Buyers all right, title and interest of Sellers in and to the Acquired Assets, free and clear of all Liens, except Permitted Liens and Liens arising out of any actions of Buyers and their Subsidiaries.
5.5    Sufficiency of Assets
(a)    Except as set forth in Section 5.5(a) of the Sellers Disclosure Schedule, the Acquired Assets, together with the other rights, licenses, services and benefits to be provided to Buyers and their Subsidiaries pursuant to this Agreement, the Cross-License Agreement, the Joint Development Agreement and the Transition Services Agreement, constitute (i) all of the properties, assets, rights and facilities, tangible and intangible, owned, used, held for use or leased by Sellers and their Subsidiaries in connection with the AirCard Business, and (ii) all of the specifications, files, records, data, documentation and other similar materials that specify the designs of the 9x15 Modules as of the Closing Date (as 9x15 Modules is defined in the Cross-License Agreement) or relate to the manufacture, testing or certification of the 9x15 Modules, and used or held for use by Sellers and their Subsidiaries as of the Closing Date; provided, however, that none of the foregoing are representations of non-infringement of the Intellectual Property Rights of any third party, which representations are solely set forth in Sections 5.12(d) and 5.12(e).
(b)    Except as set forth in Section 5.5(a) of the Sellers Disclosure Schedule, the Acquired Assets (i) together with the other rights, licenses, services and benefits to be provided to Buyers and their Subsidiaries pursuant to this Agreement, the Cross-License Agreement, the Joint Development Agreement and the Transition Services Agreement, constitute all of the properties, assets, rights and facilities, tangible and intangible, necessary to enable Buyers and their Subsidiaries, following the Closing, to continue to conduct the AirCard Business in the same manner as conducted as of the date hereof by Sellers and their Subsidiaries; provided, however, that none of the foregoing are representations of non-infringement of the Intellectual Property Rights of any third party, which representations are solely set forth in Section 5.12(d) and 5.12(e).
(c)    Except as set forth in Section 5.5(c) of the Sellers Disclosure Schedule, the Acquired Assets, together with the Licensed Technology, includes all Business Software.

5.6    AirCard Business Financial Statements. The AirCard Business Financial Statements are attached as Section 5.6 of the Sellers Disclosure Schedule. The AirCard Business Financial Statements present fairly, and the financial statements required to be delivered pursuant to Section 8.12(c)(iii) when so delivered will present fairly, the results of operations and assets of the AirCard Business for the periods and as of the dates covered thereby. The AirCard Business Financial Statements have been prepared, and the financial statements required to be delivered pursuant to Section 8.12(c) when so delivered will have been prepared, in accordance with GAAP, applied on a consistent basis, throughout the periods covered.
5.7    Absence of Changes. Except as set forth in Section 5.7 of the Sellers Disclosure Schedule, since the Reference Date:
(a)    there has not occurred a Business Material Adverse Effect;
(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any Acquired Assets (excluding any Acquired Assets that are Intellectual Property Rights) (whether or not covered by insurance); and
(c)    neither Sellers nor any of their Subsidiaries has taken any action that would be prohibited by the terms of Section 7.1 or paragraphs (b), (c), (g), (h), (i), (j), (l), (n) and (o) (but in the case of paragraph (o), only with respect to paragraphs (b), (c), (g), (h), (i), (j), (l) and (n)) of Section 7.2.
5.8    Taxes
(a)    Except for matters that would not adversely affect Buyers or their Subsidiaries, their operation of the AirCard Business or their ownership of the Acquired Assets, all U.S. federal, state, local, and non U.S. Tax Returns relating to any and all Taxes concerning or attributable to Sellers, their Subsidiaries or the AirCard Business have been timely filed, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable Law.
(b)    Except for matters that would not adversely affect Buyers or their Subsidiaries, their operation of the AirCard Business, or their ownership of the Acquired Assets, (i) all Taxes required to be paid by or on behalf of Sellers or their Subsidiaries or with respect to the AirCard Business (whether or not shown on any Tax Return) have been timely paid, and (ii) all Taxes required to be paid or withheld with respect to employees or other third parties of Sellers or any of their Subsidiaries have been timely paid or withheld (and withheld amounts have been timely paid over to the appropriate Taxing Authority). There are no Liens for Taxes upon the Acquired Assets, except for Liens for Taxes not yet due and payable or which are being contested in good faith for which adequate reserves have been made in accordance with GAAP on the Financial Statements.
(c)    There is no Tax deficiency outstanding, assessed or proposed again or with respect to Sellers or their Subsidiaries related to the AirCard Business or the Acquired Assets, nor has any outstanding waiver of any statute of limitations on or extension of the period for which the assessment or collection of any Tax of or with respect to Sellers or their Subsidiaries relating to the AirCard Business or the Acquired Assets been executed or requested.
(d)    Except as set forth in Section 5.8(d) of the Sellers Disclosure Schedue, neither Sellers nor their Subsidiaries have been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return of or with respect to Seller related to the AirCard Business or the Acquired Assets, nor is any such audit, examination or proceeding presently in progress. No written adjustment relating to any Tax Return filed by or with respect to Sellers and their Subsidiaries related to the

AirCard Business or the Acquired Assets has been proposed by any Taxing Authority. No written claim has ever been made that any Seller or any of such Seller’s Subsidiaries or its operations is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns by virtue of the operation of the AirCard Business or ownership of the Acquired Assets.
(e)    Except as set forth in Section 5.8(e) of the Sellers Disclosure Schedule, there is no Contract between Sellers or any of their Subsidiaries and the Offered Employees which, individually or collectively, could give rise to the payment of any amount that would not be, or could reasonably be expected not to be, deductible pursuant to Sections 280G or 404 of the Code in connection with or as a result of the Transactions, either alone or in conjunction with any other event (whether contingent or otherwise).
(f)    Canadian Seller is duly registered under the Excise Tax Act (Canada) with respect to goods and services tax (“GST”) and harmonized sales tax (“HST”) and under applicable provincial Tax statutes in respect of all provincial sales Taxes which it is or has been required to collect.
5.9    Personal Property
(a)    Section 5.9(a) of the Sellers Disclosure Schedule contains a complete and accurate list of all material Tangible Property located in the Carlsbad, California premises, as of the date hereof, which is not Excluded Carlsbad Tangible Property.
(b)    Except as set forth in Section 5.9(b) of the Sellers Disclosure Schedule, all Transferred Tangible Property is in reasonable operating condition and repair, given its respective age, is free from any material defects, reasonable wear and tear excepted, and is suitable for the uses for which it is being used in all material respects.
(c)    The Transferred Inventory which is not in transit is located at facilities of or used by the AirCard Business (including customer facilities, and distribution and/or logistics facilities) and has not been consigned to any Person not a party to this Agreement. Since the Reference Date, Sellers and their Subsidiaries have sold and continued to replenish the Inventory in the ordinary course of the AirCard Business.
5.10    Real Property
(a)    Neither Sellers nor any of their Subsidiaries own any Real Property.
(b)    Section 5.10(b) of the Sellers Disclosure Schedule sets forth the names of the lessor and lessee under, and the address of any parcel of Real Property subject to any Transferred Lease (collectively, the “Transferred Leasehold Property”). Sellers have made available to Buyers a true and complete copy of each Transferred Lease, including each amendment, extension, renewal, guaranty, license, concession or other agreement with respect thereto. With respect to each Transferred Lease, (i) such Transferred Lease constitutes all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of the corresponding Transferred Leasehold Property, (ii) Sellers’ or their Subsidiaries’ possession of the corresponding Transferred Leasehold Property is not currently subject to disturbance, (iii) Sellers or their Subsidiaries, as applicable, hold a good and valid leasehold interest in the applicable Transferred Leasehold Property free and clear of all Liens other than Permitted Liens and (iv) neither Sellers nor any of their Subsidiaries have assigned, transferred, sublet, or granted any person the right to use or occupy the Transferred Leasehold Property or granted any other security interest in such Transferred Lease or any interest therein.

(c)    Each Transferred Lease is a valid and binding agreement of the applicable Seller or its Subsidiary and is in full force and effect in accordance with its terms. Neither Sellers nor any of their Subsidiaries have violated or breached in any material respect, nor committed any material default under, any Transferred Lease to which it is a party, which remains uncured, and, to the Knowledge of Sellers, no other Person has violated or breached in any material respect, or committed any material default under, any Transferred Lease which remains uncured. To the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of any Transferred Lease to which such Seller or its Subsidiary is a party; (ii) give any Person the right to declare a material default and exercise a remedy under any such Transferred Lease; (iii) give any Person the right to accelerate the maturity or performance of any such Transferred Lease; or (iv) give any Person the right to cancel, terminate or modify any such Transferred Lease. Neither Sellers nor any of their Subsidiaries have received any written notice (or, to the Knowledge of Sellers, other communication) regarding any actual or threatened material violation or material breach of, or material default under, any applicable Transferred Lease, which remains uncured. Neither Sellers nor any of their Subsidiaries have waived any of their respective material rights under any Lease to which they are a party.
(d)    The Transferred Leasehold Property is in good operating condition and repair given its age, reasonable wear and tear excepted, and is suitable for the operation of the AirCard Business as presently conducted therein. No Seller is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Transferred Leasehold Property.
5.11    Environmental Matters
(a)    Sellers and their Subsidiaries are, and have at all times been, in compliance in all material respects with all Environmental Laws that are applicable to the AirCard Business, any of the Acquired Assets or any Transferred Leasehold Property. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by Sellers or any of their Subsidiaries of, or a failure on the part of Sellers or any of their Subsidiaries to comply with, any Environmental Law that is applicable to the AirCard Business, any of the Acquired Assets or any Transferred Leasehold Property.
(b)    Within the past three (3) years, neither Sellers nor any of their Subsidiaries have received any environmental claim that relates in any way to the AirCard Business, any of the Acquired Assets or the Transferred Leasehold Property; and no environmental claim is now pending or, to the Knowledge of Sellers, threatened against Sellers or any of their Subsidiaries (or against any other Person whose Liability Sellers or their Subsidiaries have retained or assumed either contractually or by operation of Law). To the Knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any Action under applicable Environmental Laws.
(c)    Within the past three (3) years, there has been no Release of Hazardous Materials at any of the Leased Real Properties during the ownership and operation of the AirCard Business by Sellers or any of their Subsidiaries.
(d)    Each Seller and each of its Subsidiaries (i) has all Permits required for the operation of the AirCard Business and the Transferred Leasehold Property under applicable Environmental Laws and (ii) is in compliance with all such Permits. Section 5.11(d) of the Sellers Disclosure Schedule

identifies all Permits currently held by Sellers or any of their Subsidiaries pursuant to any Environmental Laws with respect to the AirCard Business and the Transferred Leasehold Property, and all underground and aboveground storage tanks located on property included in the AirCard Business and the Transferred Leasehold Property.
(e)    Neither Sellers nor any of their Subsidiaries are party to, or subject to the terms of, any Order under any applicable Environmental Law applicable to the AirCard Business or the Transferred Leasehold Property.
(f)    To the Knowledge of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis for Liability against Sellers or any of their Subsidiaries (or against any other Person whose Liability Sellers or their Subsidiaries have retained or assumed either contractually or by operation of Law) pursuant to the Environmental Laws with respect to the AirCard Business or the Transferred Leasehold Property.
(g)    All AirCard Products offered for sale as of the date hereof are subject to, and compliant with, the RoHS Directive.
(h)    To the Knowledge of Sellers, except as set forth in Section 5.11(h) of the Sellers Disclosure Schedule, there is no asbestos contained in or forming part of the Transferred Leasehold Property or any building, structure or asset currently owned or leased by Sellers or any of their Subsidiaries (or by any other Person whose Liability Sellers or their Subsidiaries have retained or assumed either contractually or by operation of Law) with respect to the AirCard Business, and there is no asbestos contained in or forming part of any products currently or previously manufactured, distributed or sold by Sellers or any of their Subsidiaries (or by any other Person whose Liability Sellers or their Subsidiaries have retained or assumed either contractually or by operation of Law) with respect to the AirCard Business.
(i)    Sellers have made available to Buyers true and complete copies of all reports, studies, assessments, audits, correspondence and other documentation in the possession of Sellers materially bearing on environmental, health and safety matters in or on the Transferred Leasehold Property.
5.12    Intellectual Property
(a)    Section 5.12(a)(i) of the Sellers Disclosure Schedule sets forth a list or description of Shared Technology which is Licensed Technology. Section 5.12(a)(ii) of the Sellers Disclosure Schedule sets forth a list or description of certain Prime Transferred Technology. Section 5.12(a)(iii) of the Sellers Disclosure Schedule sets forth a list or description of the Non-Prime Transferred Technology. Section 5.12(a)(iv) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all Transferred IP that is Registered IP, in respect of each such item of Registered IP, including the current owner and, the jurisdiction in which each item has been registered or filed and the applicable registration, application or serial number or similar identifier, the filing date, and applicable issuance, registration or grant date. With respect to each item of Transferred IP that is Registered IP, other than with respect to abandoned Trademarks: (i) all necessary registration, maintenance and renewal fees and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; (ii) each such item is currently in compliance with formal legal requirements (including payment of filing fees); and (iii) each such item is not subject to any late unpaid registration, maintenance or renewal fees. Sellers have made available to Buyers in the dataroom, complete and accurate copies of all unpublished applications of Transferred IP that constitutes Registered IP and material correspondence with any Governmental Authority related to such unpublished applications filed or received by Sellers and their Subsidiaries. To the Knowledge of Sellers, each item of Registered IP included in the Transferred IP is subsisting, valid and enforceable. For purposes of the foregoing sentence, “subsisting, valid and enforceable” with respect to applications shall mean that the application for the registration of the Transferred Intellectual Property has been properly filed and is pending, and that such application or registration is true and complete.
(b)    Sellers or one or more of their Subsidiaries exclusively own all Transferred IP. Except as set forth in Section 5.12(b) of the Sellers Disclosure Schedule, no licenses, covenants not to sue, or other similar rights (i) under the Transferred Patents have been granted to any Person; (ii) under the Transferred IP have been granted exclusively to any Person.
(c)    Except as set forth in Section 5.12(c) of the Sellers Disclosure Schedule, there is not currently pending, and during the six (6) years prior to the date of this Agreement there has not been, any Action filed by any third party challenging the use, ownership, validity, enforceability or registrability of any Transferred IP or Licensed IP (excluding the Sagemcom and Wavecom Patents).
(d)    Except as set forth in Section 5.12(d) of the Sellers Disclosure Schedule, to the Knowledge of Sellers (and for the purposes of this Section 5.12(d) only, Knowledge shall be limited to the actual Knowledge only of the individuals named on Schedule 1.1(xx)), neither (i) the operation of the AirCard Business as conducted as of the date hereof, including the use of the Transferred Technology and the Licensed Technology (excluding the 9x15 Modules Technology, other than the 9x15 Modules Technology that is otherwise within the Transferred Technology) in existence as of the date hereof and as used by Sellers in the operation of the AirCard Business as of the date hereof, nor (ii) the use, sale, import, export and manufacture of the AirCard Products and Business Software that are, as of the date hereof, offered for sale or distribution infringes, misappropriates or otherwise violates or constitutes the unauthorized use of any Patent owned by any Person, and to the Knowledge of Sellers, such conduct will not constitute infringement, misappropriation or other violation of such Patent of any Person when conducted by Buyers in the same manner post-Closing. For clarity, nothing in this Section 5.12(d) expands or limits any of Sellers’ indemnification obligations or the Buyers Indemnified Parties’ rights to recover Liabilities incurred in respect of the Specified Matters.
(e)    To the Knowledge of Sellers neither (i) the operation of the AirCard Business as conducted as of the date hereof, including the use of the Transferred Technology and the Licensed Technology in existence as of the date hereof and as used by Sellers as of the date hereof, nor (ii) the use, sale, import, export and manufacture of the AirCard Products and Business Software that are, as of the date hereof, offered for sale or distribution, infringes, misappropriates or otherwise violates or constitutes the unauthorized use of any Non-Patent IP owned by any Person, and to the Knowledge of Sellers, such conduct will not constitute infringement, misappropriation or other violation of such Non-Patent IP of any Person when conducted by Buyer in the same manner post-Closing. For clarity, nothing in this Section 5.12(e) expands or limits any of Sellers’ indemnification obligations or the Buyers Indemnified Parties’ rights to recover Liabilities incurred in respect of the Specified Matters.
(f)    Except as set forth in Section 5.12(f) of the Sellers Disclosure Schedule, (i) none of William Waung, the executive officers or outside U.S. intellectual property counsel of any Seller has received written notice from any Person during the four (4) years prior to the date of this Agreement, and (ii) no Employee attorney has received written notice from any Person during the two (2) years prior to the date of this Agreement, in each of the preceding clauses (i) and (ii), (A) claiming that the operation of the AirCard Business, or any Transferred Technology, Licensed Technology or other Licensed IP (excluding the Sagemcom and Wavecom Patents) related to the operation of the AirCard Business, or the use, sale, import, export or manufacture of AirCard Products or Business Software infringes, misappropriates or otherwise violates or constitutes the unauthorized use of any Intellectual Property Rights of any Person or (B) demanding or offering to license to Sellers or any of their Subsidiaries any Intellectual Property Rights in connection with the AirCard Business. No item of Transferred IP or Licensed IP (excluding the Sagemcom and Wavecom Patents) is subject to any outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by Sellers or any of their Subsidiaries or that may affect the validity, use, ownership, registrability or enforceability of such Transferred IP or Licensed IP (excluding the Sagemcom and Wavecom Patents).
(g)    Except as set forth in Section 5.12(g) of the Sellers Disclosure Schedule, (i) no Actions have been brought against any Person by Sellers or any of their Subsidiaries during the six (6) years prior to the date of this Agreement, and (ii) no Actions have been threatened against any Person by Sellers or any of their Subsidiaries during the two (2) years prior to the date of this Agreement, in each case alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use of, any Transferred IP.
(h)    Sellers and their Subsidiaries have and enforce a policy requiring each Employee engaged in research and development to execute an Invention Assignment Agreement and a Confidentiality Agreement containing proprietary information, confidentiality and assignment provisions that provide for (i) the non-disclosure by such Person of any of Sellers’ or any of their Subsidiaries’ confidential information relating to the AirCard Business, (ii) the assignment by such Person to Sellers or any of their Subsidiaries of full legal and beneficial title to all contributions, new improvements, inventions and Intellectual Property Rights arising out of such Person’s employment or consulting relationship by Sellers or any of their Subsidiaries and (iii) a waiver of all moral rights in all copyrighted works, which forms have been provided to Buyers. To the Knowledge of Sellers, no Employee has made any assertions with respect to any alleged ownership or rights in any Transferred IP or Licensed IP (excluding the Sagemcom and Wavecom Patents). To the Knowledge of Sellers, (A) none of the Employees’ work for Sellers or their Subsidiaries has been in any way performed in breach of such Employees’ obligations to any Person, including any confidentiality or Intellectual Property Rights transfer obligations, and (B) there is no reasonable basis for any Person to claim rights to any Transferred IP or Licensed IP (excluding the Sagemcom and Wavecom Patents) as work for hire or otherwise in connection with any work done by an Employee or consultant for such Person at any time.
(i)    Section 5.12(i) of the Sellers Disclosure Schedule contains a complete and accurate list of Third Party Components other than Open Source Software, in each case identifying (i) the AirCard Products or Business Software, as applicable, associated with such Third Party Component and (ii) the license or other agreement granting Sellers or any of their Subsidiaries rights in and to such Third Party Component.
(j)    Section 5.12(j) of the Sellers Disclosure Schedule sets forth a complete and accurate list of Third Party Components that are Open Source Software embedded in any AirCard Product or Business Software that is, as of the date hereof, distributed or offered for distribution, that would, with respect to any Transferred Technology (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Sellers or any of their Subsidiaries with respect to any Transferred IP or grant, or purport to grant, to any third party, any rights or immunities under any Transferred IP, or (v) impose any other material limitation, restriction, or condition on the right of Sellers or any of their Subsidiaries with respect to its use or distribution.

(k)    Except as set forth in Section 5.12(k) of the Sellers Disclosure Schedule, neither Sellers nor any of their Subsidiaries, nor any other Person acting on their behalf have disclosed, delivered or licensed to any escrow agent or other Person, agreed to disclose, deliver or license to any escrow agent or other Person, or permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any Source Code for any AirCard Product or Business Software, that is, as of the date hereof, distributed or offered for distribution, except for disclosures to Employees and contractors and the provision of software development kits (SDKs) to existing customers for development purposes, in each case under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except, with respect to Employees and contractors, in the performances of services to Sellers or any of their Subsidiaries and, with respect to customers, for the purposes specified in the applicable SDK license agreement. Neither Sellers nor any of their Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any AirCard Product for Business Software that is, as of the date hereof, under development, sold or distributed, or offered for sale or distribution, to any escrow agent or other Person, including as a result of the consummation of this Agreement.
(l)    To the Knowledge of Sellers, all AirCard Products and Transferred Technology and Licensed Technology are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement, data corruption or erasure.
(m)    Except as set forth in Section 5.12(m) of the Sellers Disclosure Schedule, no government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any AirCard Product or Business Software within eight (8) years prior to the date of this Agreement and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Transferred Technology. To the Knowledge of Sellers, no Person (including any current or former Employee of Sellers or any of their Subsidiaries), who was involved in, or who contributed to, the creation or development of any AirCard Product offered for sale as of the date hereof and Transferred Technology, has performed services for a Governmental Authority, university, college, or other educational institution or research center during a period of time during which such Person was also performing services for Sellers or any of their Subsidiaries.
(n)    Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction Agreements, nor the assignment of the Transferred Contracts (assuming that all consents listed on Section 5.3 of the Sellers Disclosure Schedule are obtained), will, with or without notice or lapse of time, result in: (i) a loss of any Transferred IP or Licensed IP that would adversely affect Buyers’ rights to use the Transferred IP or Licensed IP; (ii) any encumbrance on any Transferred IP, or with respect to the Licensed IP, any encumbrance which would conflict with the licenses granted to Buyers under the Cross-License Agreement; (iii) except as set forth in Section 5.12(n)(iii) of the Sellers Disclosure Schedule, a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored royalty” or “most favored pricing” terms under any Transferred Contract; or (iv) pursuant to any Contract, other than a Transferred Contract, to which any Seller or any of its Subsidiaries is a party, the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any Transferred IP; provided, that, with respect to Licensed IP, the foregoing representation and warranty excludes the Sagemcom and Wavecom Patents. Following the Closing, all Transferred IP will be fully transferable, alienable or licensable by Buyers without restriction and without payment of any kind to any third party.
(o)    Sellers and their Subsidiaries have used commercially reasonable efforts to maintain, protect and preserve the confidentiality of all confidential information and trade secrets included within the Transferred Technology. To the Knowledge of Sellers, there has been no unauthorized disclosure by any Person of any such confidential information and trade secrets.
5.13    Contracts
(a)    Section 5.13(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all Material Contracts as of the date hereof and all Transferred Contracts. For purposes of this Agreement, “Material Contracts” means the following Contracts relating to the AirCard Business (whether in whole or in part):
(i)    all purchase or supply agreements with customers of the AirCard Business (including distributors and resellers) accounting for at least 85% of the revenue of the AirCard Business in each of fiscal year 2011 and for the nine (9) month period ended September 30, 2012;
(ii)    all supply agreements with the top four (4) largest suppliers of any raw material or components incorporated into AirCard Products;
(iii)    all manufacturing agreements with a material contract manufacturer of the AirCard Business;
(iv)    all Contracts pursuant to which a Seller or any of its Subsidiaries has licensed or is obligated to license any Transferred IP to a third party, excluding any non-exclusive licenses to (A) AirCard Products granted by a Seller or any of its Subsidiaries in the ordinary course of the AirCard Business incidental to the sale or manufacture of AirCard Products to an end customer; and (B) any Technology that is embedded or incorporated in, or distributed with, AirCard Products, in the ordinary course of the AirCard Business incidental to the sale or manufacture of AirCard Products to an end customer (the “Out-Licenses”);
(v)    all Contracts pursuant to which a third party has licensed any Technology or Intellectual Property Rights to a Seller or any of its Subsidiaries that is material to the conduct of the AirCard Business as currently conducted (other than licenses for Standards Essential Patents, and licenses for enterprise software, Shrink-Wrap Code or any other Software licensed in Object Code only for internal use purposes) (the “In-Licenses”); and
(vi)    any Contract, which is not an Standards Essential Patent license, that involves the payment of royalties to any other Person.
(b)    Except as set forth in Section 5.13(b) of the Sellers Disclosure Schedule, Sellers have made available to Buyers true and correct copies of all Material Contracts and all Transferred Contracts (including all amendments, supplements and other modifications thereto) as in effect on the date hereof. Each Transferred Contract is a valid and binding agreement of Sellers or their Subsidiaries and is in full force and effect in accordance with its terms. Neither Sellers nor any of their Subsidiaries have violated or breached in any material respect, and neither Sellers nor any of their Subsidiaries have committed any material default under, any Transferred Contract, which remains uncured, and, to the Knowledge of Sellers, no other Person has violated or breached in any material respect, or committed any material default under, any Transferred Contract which remains uncured. To the Knowledge of Sellers and assuming that all consents set forth on Section 5.3 of the Sellers Disclosure Schedule are obtained no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or material breach of any of the provisions of any Transferred Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Transferred

Contract; (iii) give any Person the right to accelerate the maturity or performance of any Transferred Contract; or (iv) give any Person the right to cancel, terminate or modify any Transferred Contract. Neither Sellers nor any of their Subsidiaries have received any written notice (or, to the Knowledge of Sellers, other communication) regarding any actual or possible material violation or material breach of, or material default under, any Transferred Contract, which remains uncured. Neither Sellers nor any of their Subsidiaries have waived any of its respective material rights under any Transferred Contract.
5.14    Customers and Suppliers. Except as set forth on Section 5.14 of the Sellers Disclosure Schedule, neither Sellers nor any of their Subsidiaries have received any notice from any customer identified on Section 5.14 of the Sellers Disclosure Schedule to the effect that such Person will (i) stop purchasing AirCard Products, or (ii) decrease the rate of purchase of AirCard Products in a manner that is materially inconsistent with historical rates of purchases of products of the AirCard Business. Neither Sellers nor any of their Subsidiaries have received any notice from any supplier identified on Section 5.14 of the Sellers Disclosure Schedule to the effect that such Person will (i) stop supplying Transferred IP, Licensed IP or AirCard related products or services, or (ii) decrease the rates of supply of Transferred IP, Licensed IP or AirCard related products or services in a manner that is materially inconsistent with the historical rates of supply of such products and services.
5.15    Employee Matters
(a)    The names of the Offered Employees are set forth on Section 5.15(a)(i) of the Sellers Disclosure Schedule. With respect to Offered Employees who are employees, Section 5.15(a)(ii) of the Sellers Disclosure Schedule sets forth a complete and accurate list as of the date hereof of (i) the employee IDs and rates of compensation of all such Offered Employees, (ii) the respective title and/or position, place of employment, date of hire and annual remuneration (including commission and bonus opportunity) of each such Offered Employee, and (iii) the names of those Offered Employees who are absent from active employment, including, but not limited to, leave of absence (excluding by reason of leave of absence attributable to holiday, approved vacation (which is not a sabbatical) and sick leave reasonably anticipated to be less than two (2) weeks in duration) or disability.
(b)     With respect to Offered Employees who are independent contractors, Section 5.15(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list as of the date hereof of the material terms and conditions of engagement of each such Offered Employee, including but not limited to, provisions as to notice of termination, remuneration and emoluments. To the Knowledge of Sellers, there are no ongoing negotiations (whether with any consultant or independent contractor or their representative) to vary any material term or condition of engagement of any such person, nor have any material representations, promises, offers or proposals concerning or affecting the terms and conditions of engagement of any such persons been made.
(c)    Sellers and each of their Subsidiaries are, and have at all times been, in compliance in all material respects with all Laws restricting employment, including all applicable federal, state, provincial, local and foreign Laws concerning discrimination and equal opportunity in employment, wages, hours and working conditions of employment, meal and rest periods, vacations and vacation pay, leaves of absence, employee privacy, worker classification (including the proper classification of workers as exempt from overtime, or independent contractors and consultants), payment of wages (including overtime wages), workers’ compensation, occupational safety and health, workers’ hazardous materials, workplace safety and insurance, layoffs, immigration and employment practices, the payment of social security, employment insurance, statutory deductions and withholdings, and Taxes, and all reporting and recordkeeping related thereto, that are applicable to the AirCard Business, any of the Acquired Assets or the

Assumed Liabilities. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time), constitute or result in a material violation by Sellers or their Subsidiaries of, or a material failure on the part of Sellers or any of their Subsidiaries to comply with, any Laws respecting employment that are applicable to the AirCard Business, any of the Acquired Assets or the Assumed Liabilities.
(d)    To the Knowledge of Sellers, as of the date hereof, none of the Offered Employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed activities of the AirCard Business, except for agreements between Sellers or any of their Subsidiaries, their Affiliates and their present and former Employees.
(e)    Neither Sellers nor any of their Subsidiaries are a party to or bound by any collective bargaining agreement or other labor union contract (including any contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Offered Employee, and no such collective bargaining agreement or other union contract is being negotiated by Sellers or any of their Subsidiaries. There is no certification of a trade union as bargaining agent or pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Offered Employee. To the Knowledge of Sellers, there are no current activities or proceedings of any labor union to organize the Offered Employees. There is no labor dispute, strike or work stoppage against Sellers or any of their Subsidiaries pending or, to the Knowledge of Sellers, threatened which would reasonably be expected to materially interfere with the AirCard Business. To the Knowledge of Sellers, neither Sellers nor any of their Subsidiaries have engaged in any unfair labor practice in connection with the operation of the AirCard Business, or been subject to any pending or threatened charge or complaint of unfair labor practice in connection with the operation of the AirCard Business, before the National Labor Relations Board and any similar state, provincial, local or foreign agency.
(f)    Within the past two (2) years, Sellers and their Subsidiaries have not implemented any layoff of any Offered Employees that implicated the WARN Act and for which there is any outstanding material liability of the Sellers and their Subsidiaries.
(g)    Section 5.15(g) of the Sellers Disclosure Schedule sets forth the identities (by employee ID number) and work places of all Offered Employees whose employment was terminated by Sellers during the ninety (90) day period prior to the Closing Date other than as part of the transfer of employment from the Sellers or any of their Subsidiaries to Buyers or any of their Subsidiaries on the Closing Date and other than for Offered Employees who were terminated on account of the Closing or pursuant to a written request by Buyers.
(h)    To the Knowledge of Sellers, Sellers and their Subsidiaries are and have been in compliance with all non-U.S. laws applicable to the Offered Employees concerning employer contributions and deduction and remission of employee contributions to any trade union, housing, unemployment, retirement, bonus, worker’s compensation and welfare funds and all other funds to which an employer is required by Law to contribute.
(i)    With respect to the Non-U.S. Employees, Sellers and their Subsidiaries do not have, either formally or informally, and whether or not reduced to writing, any policy, custom or practice of implementing redundancies on a selective basis in accordance with specific procedures, criteria or formulae with respect to any Offered Employees.

(j)    Other than as set out in Section 5.15(j) of the Sellers Disclosure Schedule, as of the date hereof, no Offered Employee is currently in receipt of or, to the Knowledge of Sellers, has threatened to claim under a long term disability or permanent health insurance scheme or policy within the next twelve (12) months.
(k)    There are no pending Actions with any dismissed Non-U.S. Employee engaged in the AirCard Business challenging the validity of such Person’s termination pursuant to which such Person could potentially claim to have transferred into the employment of Buyers or any Affiliate of Buyers under the Transfer Regulations.
(l)    To the Knowledge of Sellers, no Offered Employee has instituted any internal grievance procedure, corporate information disclosure procedure or malpractice notification procedure nor has any Offered Employee been the subject of disciplinary proceedings in the last twelve (12) months by reason of misconduct or suspected misconduct.
(m)    The Closing will not give rise to the payment of any material remuneration, payments or benefits or any enhancements or accelerations thereof to any Offered Employee whether in accordance with the standard terms and conditions of employment of such Offered Employee or otherwise, except for such payments as are required by applicable Law, except as disclosed in Section 5.15(m) of the Sellers Disclosure Schedule.
(n)    Except as would not reasonably be expected to result in a Liability to Buyers, Sellers have paid or provided when due all remuneration earned or due to Offered Employees, including, without limitation, all wages, salary, commissions, bonuses, vested grants of restricted stock options, vacation pay, statutory holiday pay, expenses and, in respect of Offered Employees in Canada, all amounts that would constitute “wages” under the Employment Standards Act (B.C.) (collectively, “Wages”).
5.16    Employee Benefits Plans
(a)    Section 5.16(a) of the Sellers Disclosure Schedule identifies each material Employee Benefit Plan and Employee Non-Competition Agreement that is sponsored and maintained by Sellers or any of their Subsidiaries for the benefit of the Offered Employees or that binds any Offered Employee.
(b)    Each Employee Benefit Plan that is intended to be a “qualified plan” as described in Section 401(a) of the Code has received a favorable opinion, advisory or determination letter with respect to its qualified status and is currently in compliance in all material respects with, and has been funded, administered and operated in material compliance with, its terms and all applicable Laws.
(c)    Except as set forth in Section 5.16(c) of the Sellers Disclosure Schedule, with respect to the Offered Employees, neither Sellers nor their ERISA Affiliates maintain, sponsor, contribute to or have any liability or potential liability with respect to (i) any “defined benefit plan”, as defined in Section 3(35) of ERISA, that is subject to ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “multiemployer plan”, as defined in Section 3(37) or 4001(a)(3) of ERISA, that is subject to ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).
(d)    To the Knowledge of Sellers, Section 5.16(d) of the Sellers Disclosure Schedule contains a complete and accurate list of each Contract or plan of Sellers or any of their Subsidiaries with an

Offered Employee that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) and, to the Knowledge of Sellers, each such Contract or plan is, or has been, in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. No Person has a right to any gross up or indemnification from Sellers or any of their Subsidiaries with respect to any such Employee Benefit Plan, payment or arrangement subject to Section 409A of the Code. Neither Sellers nor any of their Subsidiaries have any indemnity obligation to any Offered Employee for any Taxes imposed under Section 409A of the Code.
5.17    Legal Proceedings
(a)    Except as set forth in Section 5.17(a) of the Sellers Disclosure Schedule, there is no Action, condemnation or expropriation pending, or to the Knowledge of Sellers, threatened against or affecting Sellers or any of their Subsidiaries that relates to the AirCard Business, any of the Acquired Assets or any of the Licensed IP, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or any other transaction contemplated by this Agreement or any other Transaction Agreement. Except as disclosed on Section 5.17(a) of the Sellers Disclosure Schedule, to the Knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action. To the Knowledge of Sellers and except as described on Section 5.17(a) of the Sellers Disclosure Schedule, there is no inquiry or investigation pending or threatened by or before a Governmental Authority against or affecting the AirCard Business, any of the Acquired Assets or any of the Licensed IP (including any inquiry as to the qualification of the AirCard Business, Sellers or any of their Subsidiaries to hold or receive any license or Permit related to the AirCard Business).
(b)    There is no Order to which Sellers or any of their Subsidiaries are subject that affects the AirCard Business, any of the Acquired Assets or any of the Licensed IP.
(c)    None of the representations and warranties in this Section 5.17 are representations and warranties given with respect to Intellectual Property Rights, which representations are solely set forth in Section 5.12.
5.18    Compliance with Laws; Permits
(a)    Sellers and their Subsidiaries are, and have at all times been, in compliance in all material respects with each Law that is applicable to the AirCard Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by any Sellers or any of their Subsidiaries of, or a material failure on the part of it to comply with, any Law that is applicable to the AirCard Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities. Neither Sellers nor any of their Subsidiaries have received any written notice (or, to the Knowledge of Sellers, other communication) from any Person regarding any actual or possible material violation of, or material failure to comply with, any Law that is applicable to the AirCard Business, any of the Acquired Assets, any of the Licensed IP or the Assumed Liabilities.
(b)    Section 5.18(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all material Permits pursuant to which Sellers or any of their Subsidiaries currently leases, operates or holds any interest in any Acquired Assets, and such Permits constitute all material Permits required to permit Sellers or any of their Subsidiaries to operate or conduct the AirCard Business. All Transferred Permits are in full force and effect. Sellers and their Subsidiaries are, and have at all times been, in compliance in all material respects with each Transferred Permit. Neither Sellers nor any of their Subsidiaries have received any written notice (or, to the Knowledge of Sellers, other communication) from any Governmental Authority regarding: (i) any actual or possible material violation of or material failure to comply with any term or requirement of any Transferred Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Transferred Permit.
5.19    Brokerage Fees. Sellers and their Subsidiaries have not incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Sellers.
5.20    Related Party Transactions. (a) No Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the AirCard Business; (b) no Related Party has entered into, or has had any financial interest in, any material Contract, transaction or business dealing or involving the AirCard Business; and (c) to the Knowledge of Sellers, no Related Party is competing with the AirCard Business. As used herein, “Related Party” shall mean: (i) each individual who is an officer or director of Sellers or any of their Subsidiaries; (ii) each member of the immediate family of each of the individuals referred to in clause (ii) above; and (iii) any trust or other Person in which any one of the Persons referred to in clauses (i) and (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
5.21    Credit Support. Section 5.21 of the Sellers Disclosure Schedule sets forth a complete and accurate list of all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by Sellers or their Affiliates with third parties which benefit the AirCard Business and for which Buyers would be reasonably expected to provide replacement letters of credit, guarantees, surety bonds, or other credit support following the Closing.
5.22    Anticorruption. Neither Sellers, nor any of their Subsidiaries, nor any of their respective officers, directors, employees, stockholders, agents or representatives, nor any Person associated with or acting for or on behalf of any Seller or such Seller’s Subsidiaries, have directly or indirectly (a) made, offered, or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, any other payment, or provided anything of value to any Person, private or public (including foreign public officials), regardless of what form, whether in money, property, or services: (i) to obtain or retain business or favorable treatment for business, (ii) or to direct business to another, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable anticorruption and anti-bribery laws, or (b) established or maintained any fund or asset outside of a Seller’s or any of its Subsidiaries’ normal business books and records.
5.23    Export Control Laws. Each Seller and each of its Subsidiaries has at all times conducted its export transactions in connection with the AirCard Business in all material respects in accordance with (x) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (y) all other applicable import/export controls in other countries in which Seller conducts the AirCard Business. Without limiting the foregoing,
(a)    Sellers and their Subsidiaries have obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (i) the export, import and reexport of products, services, Software and technologies used in, held for use in or necessary for the operation of the AirCard Business and (ii) releases of technologies and Software used in, held for use in or necessary for the operation of the AirCard Business to non-U.S. nationals located in the United States and abroad (“Export Approvals”);

(b)    Sellers and their Subsidiaries are, and have at all times been, in compliance in all material respects with the terms of all applicable Export Approvals that are applicable to the AirCard Business or any of the Acquired Assets;
(c)    There are no pending or, to the Knowledge of Sellers, threatened claims against Sellers or their Subsidiaries with respect to such Export Approvals;
(d)    To the Knowledge of Sellers, there are no presently existing facts or circumstances pertaining to Sellers’ or their Subsidiaries’ export transactions in respect of the AirCard Business that would constitute a reasonable basis for any future claims with respect to such Export Approvals;
(e)    No Export Approvals for the transfer of export licenses to Buyers are required, or such Export Approvals can be obtained expeditiously without material cost; and
(f)    Section 5.23(f) of the Sellers Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the AirCard Products offered for sale as of the date hereof.
5.24    AirCard Products; Product Defect and Warranty
(a)    The AirCard Products are listed on Section 5.24(a)(i) of the Sellers Disclosure Schedule and Section 5.24(a)(ii) of the Sellers Disclosure Schedule.
(b)    Neither Sellers or any of their Subsidiaries nor any customers of the AirCard Business have, at any time, engaged in or instituted a product recall related to any AirCard Product (or predecessor to any AirCard Product) or received a notice from any Governmental Authority or other entity that product recall related to any AirCard Product (or predecessor to any AirCard Product) is or might be necessary (whether for any safety issue, quality issue or otherwise). To the Knowledge of Sellers, no circumstance or condition exists (that with or without notice or lapse of time, or both) that will, or would reasonably be expected to, require or result in a product recall related to any AirCard Product.
(c)    Section 5.24(c) of the Sellers Disclosure Schedule sets forth the refund or return policies of, and all warranties given or made by Sellers or their Subsidiaries in respect of the AirCard Products, other than the refund or return policies of, and all warranties given or made by Sellers or their Subsidiaries which are set out in the Transferred Contracts.
(d)    Except as disclosed in Section (d)5.24(d) of the Sellers Disclosure Schedule, no epidemic failure (or similar concept) under any Transferred Contract has occurred, and to the Knowledge of Sellers, no circumstance or condition exists (with or without notice or lapse of time, or both) that will, or would reasonably be expected to, result in an Epidemic Failure of any AirCard Product or predecessor to any AirCard Product (and, including, for the avoidance of doubt, any component part of any AirCard Product or predecessor of any AirCard Product).

5.25    Books and Records. Sellers and their Subsidiaries have made and kept (and provided Buyers reasonable access to) all Transferred Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the AirCard Business, except as such is reflected in the Excluded Books and Records. Neither Sellers nor any of their Subsidiaries have engaged in any transaction in connection with the AirCard Business, except as reflected in its normally maintained books and records of Sellers and their Subsidiaries. Except as disclosed in Section 5.25 of the Sellers Disclosure Schedule, the Transferred Books and Records have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
5.26    Complete Copies of Materials. Sellers have made available to Buyers true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of each Transferred Contract.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyers, jointly and severally, hereby represent and warrant to Sellers as follows:
6.1    Organization and Good Standing. US Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. IP Buyer is a limited company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. International Buyer is a limited company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Canadian Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Australian Buyer is a proprietary company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.
6.2    Authority and Enforceability.
(a)    Each Buyer has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and each certificate and other instrument required by this Agreement or any other Transaction Agreements to be executed and delivered by Buyers pursuant hereto or thereto, to perform their obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of such Buyer. The board of directors of each Buyer has approved this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and the Transactions and the other transactions contemplated hereby and thereby, and no other corporate proceedings on the part of such Buyer or any of its Subsidiaries are necessary to authorize this Agreement or any other Transaction Agreements to which such Buyer is or will be a party or to consummate the Transactions on the terms set forth herein and therein.
(b)    This Agreement, the other Transaction Agreements to which any Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto has been (or will be) duly and validly executed and delivered by such Buyer and, assuming the due authorization, execution and delivery by Sellers, constitutes (or will constitute) a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.
6.3    Governmental Approvals. No Governmental Approvals are required on the part of any Buyer or any of their Subsidiaries in connection with the execution and delivery of this Agreement, any other Transaction Agreements to which such Buyer is or will be a party or any certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto, the performance by such Buyer of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings that may be required under, and compliance with any other applicable requirements of, the HSR Act and the Competition Act and (b) filings or reports required under, and compliance with, applicable federal U.S. Securities Laws and the Securities Act (B.C.).
6.4    Conflicts. The execution and delivery by each Buyer of this Agreement, the other Transaction Agreements to which such Buyer is or will be a party and each certificate and other instrument required to be executed and delivered by such Buyer pursuant hereto or thereto, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the Transactions and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or other comparable organization documents) of such Buyer or any of its Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which such Buyer is entitled under, any Contract to which such Buyer is a party or by which such Buyer is bound or to which its assets are subject, or (c) violate any Law applicable to such Buyer or any of its properties or assets, other than in the case of the preceding clauses (b) or (c) for any conflicts, breaches, defaults or violations that would not have a Buyer Material Adverse Effect.
6.5    Funds. Buyers will have sufficient funds at the Closing to pay the Adjusted Cash Purchase Price.
6.6    Brokers and Finders. Buyers have not incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses of which will be paid by Buyers (which, for purposes of clarity, will not be paid by Sellers or factored into any adjustments to the Estimated Adjusted Cash Purchase Price or the Final Adjusted Cash Purchase Price contemplated by this Agreement).
6.7    GST/HST Registration. NETGEAR Holdings Limited and NETGEAR International Limited are not registered for GST or HST under Part IX of the Excise Tax Act (Canada) and do not carry on any business in Canada.

ARTICLE 7
INTERIM CONDUCT OF AIRCARD BUSINESS
7.1    Conduct of AirCard Business. Except as expressly contemplated by this Agreement, as set forth in Section 7.1 of the Sellers Disclosure Schedule, or as Buyers may otherwise consent in writing (which consent will not be unreasonably withheld, delayed or conditioned), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Sellers shall and shall also cause their Subsidiaries to:
(a)    operate the AirCard Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b)    take all commercially reasonable steps to preserve and protect the Transferred Tangible Property in the condition it existed as of the date of this Agreement, ordinary wear and tear excepted, and in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing, at Sellers sole option replace, repair or restore such Acquired Assets;
(c)    comply with all requirements of Law, Orders and contractual obligations applicable to the operation of the AirCard Business;
(d)    use commercially reasonable efforts to (i) preserve intact the AirCard Business, (ii) keep available the services of the AirCard Business’s officers, employees and agents and (iii) maintain the AirCard Business’s current relations and goodwill with suppliers, customers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business relationships with the AirCard Business, including by promptly paying all amounts owing to such Persons that arise out of the AirCard Business as and when such amounts are due, other than amounts being disputed in good faith;
(e)    sell and continue to replenish Transferred Inventory in a normal and customary manner;
(f)    continue in full force and effect all insurance coverage pertaining to the AirCard Business, the Acquired Assets or the Licensed IP that are in effect as of the date hereof or obtain substantially equivalent policies;
(g)    maintain the Transferred Books and Records in the ordinary course of business consistent with past practice; and
(h)    file new Patent applications on inventions arising from the development of the AirCard Products or the operation of the AirCard Business in the ordinary course of business consistent with past practice (and to not delay any such filings in order to avoid such Patent application from becoming an Acquired Asset).
7.2    Restrictions on AirCard Business. Except as expressly contemplated by this Agreement, as set forth in Section 7.2 of the Sellers Disclosure Schedule, or as Buyers may otherwise consent in writing (which consent, in the case of paragraphs (d), (e)(iii), (h), (i), (j), (k), (m) and (o) (but only, in the case of paragraph (o), to the extent related to (d), (e)(iii), (h), (i), (j), (k), or (m)), will not be unreasonably withheld, delayed or conditioned), at all times from the date hereof until the earlier to occur of the Closing and the valid termination of this Agreement in accordance with the terms hereof, Sellers shall not, and shall ensure that their Subsidiaries shall not, take any of the following actions with respect to the AirCard Business, the Acquired Assets, the Licensed IP or the Assumed Liabilities:

(a)    modify or amend in any material respect or terminate any Transferred Contract, Transferred Lease or Transferred Permit, other than pursuant to the expiration of a Transferred Contract, Transferred Lease or Transferred Permit in accordance with its terms;
(b)    other than sales of Inventory in the ordinary course of business, sell, lease, license, transfer or otherwise dispose of or encumber any Acquired Assets or Licensed IP (but only to the extent such sale, lease, license, transfer, disposition or encumbrance would conflict with licenses granted to Buyers under the Cross-License Agreement or adversely affect Buyers’ right to use Licensed IP), or grant or otherwise create or consent to the creation of any Lien affecting any Acquired Assets, Licensed IP (but only to the extent such grant, creation or consent would conflict with licenses granted to Buyers under the Cross-License Agreement or adversely affect Buyers’ right to use Licensed IP) or any part thereof;
(c)    make or change any Tax election that would affect the Acquired Assets;
(d)    grant any severance, change in control, termination pay or similar pay benefits (in cash or otherwise) to any Offered Employee, including any officer, except as required under the terms of any pre-existing employment agreement or arrangement disclosed in the Sellers Disclosure Schedule;
(e)    (i) adopt, establish, enter into, amend or terminate any Employee Benefit Plan other than ordinary course actions that apply to Employees generally, (ii) enter into any employment agreement, (iii) agree to pay any special bonus or special remuneration to any Offered Employee, or (iv) increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Offered Employee, except as required under applicable Law or the terms of any pre-existing employment agreement or arrangement disclosed in the Sellers Disclosure Schedule;
(f)    terminate the employment of any Offered Employee other than for “cause”; provided that in the event Sellers terminate any Offered Employee for “cause”, Sellers shall promptly notify Buyers of such termination;
(g)    abandon or permit to lapse any Transferred IP (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or any of their Subsidiaries, including a failure by Sellers or any of their Subsidiaries to pay any required registration or maintenance fees));
(h)    take or omit to take any action that has or would reasonably be expected to have the effect of accelerating sales to customers or revenues of the AirCard Business to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods;
(i)    fail to make any capital expenditures or commitment therefor as set forth in Section 7.2(i) of the Sellers Disclosure Schedule;
(j)    make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the AirCard Business;
(k)    compromise, settle or waive any material claims or rights of the AirCard Business which would be prejudicial against Buyers;
(l)    enter into any settlement of, or cease to defend, any pending or threatened Actions that relate to the AirCard Business, the Acquired Assets or the Licensed IP if, pursuant to or as a result of such settlement or cessation, (i) any royalty payment obligation or injunctive or equitable relief will be imposed against Buyers and their Subsidiaries, or (ii) such settlement or cessation does not expressly and unconditionally release Buyers and their Subsidiaries from all Liabilities with respect to such Action, with prejudice;
(m)    commence any Action relating to the AirCard Business or the Acquired Assets other than (i) for the routine collection of amounts owed or (ii) in such cases where the failure to commence litigation could have a material adverse effect on the AirCard Business, provided that Sellers consult with Buyers prior to filing such litigation;
(n)    transfer any Transferred Tangible Property which is located at Transferred Leasehold Property located in Carlsbad, California to another location; or
(o)    agree to take any of the actions described in Section 7.2(a) through Section 7.2(n), inclusive.
ARTICLE 8
COVENANTS OF PARTIES
8.1    Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each Party shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using reasonable best efforts to (a) cause the conditions precedent set forth in Section 4.3 to be satisfied as soon as practicable after the date hereof, (b) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), and (c) prepare, execute and deliver any additional certificates and other instruments that are necessary or required to consummate the Transactions and to fully carry out the purpose and intent of this Agreement and the other Transaction Agreements.
8.2    Regulatory Filings; Permits.
(a)    Without limiting the generality of the foregoing provisions of Section 8.1, as soon as may be reasonably practicable following the execution and delivery of this Agreement, (i) each of Buyers, on the one hand, and Sellers, on the other hand, shall make all necessary filings under the HSR Act with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to the Transactions and any other transactions contemplated by this Agreement and the other Transaction Agreements, and (ii) Buyers shall submit a letter to the Commissioner requesting an advance ruling certificate pursuant to Section 102 of the Competition Act or, in the alternative, a No-Action Letter, and, if the Competition Act Clearance has not been obtained within twenty-one (21) days from when Buyers submitted the letter to the Commissioner, Buyers or Sellers may, at any time thereafter, notify the other Parties that they intend to file a notification pursuant to subsection 114(1) of the Competition Act in which case Buyers and Sellers shall each submit their respective notification to the Commissioner within seven (7) Business Days thereof. Each of Buyers, on the one hand, and Sellers, on the other hand, shall promptly (i) cooperate and coordinate with the other in the making of such filings or other filings or submissions to a Governmental Authority under an Antitrust Law, (ii) supply the other with any information that may be required in order to effectuate such filings or other filings or submissions to a Governmental Authority under an Antitrust Law, other than information that is confidential competitively-sensitive information, (iii) supply any additional information that reasonably may be required or requested by a Governmental Authority under an Antitrust Law, (iv) advise the other of any material written or verbal communications that it receives from a Governmental Authority in respect of any filing, submission or request for information under an Antitrust Law and shall permit such other Party to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular Party’s participation in such meeting) and participate or review any material written or verbal communication before it is made to any Governmental Authority and (iv) share equally all fees and expenses incurred in connection with filings made in connection with this Section 8.2(a). Each Party hereto shall promptly inform the other Party or Parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements. If any Party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Transactions) or any of the other Transaction Agreements, then such Party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.
(b)    Without limiting the generality of the foregoing provisions of Section 8.1, on the terms and subject to the conditions set forth in this Agreement, Buyers and Sellers shall use their reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to obtain all Permits, and take all such actions, described in Schedule 4.3(b)(vi)(B) so as to enable Buyers to own and operate the AirCard Business on the Closing Date after the Closing in the same manner in which Sellers operated the AirCard Business on the date hereof and on the Closing Date before the Closing.
(c)    Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither Buyers nor Sellers shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Buyers nor Sellers shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyers or any of their Affiliates or Sellers or any of their Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Buyers or any of their Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the AirCard Business or any of the Acquired Assets or any limitation or regulation on the ability of Buyers or any of their Affiliates to exercise full rights of ownership of the AirCard Business and the Acquired Assets.
8.3    Access to Information.
(a)     During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as otherwise prohibited by applicable Law (it being understood and agreed that the Parties shall use their commercially reasonable efforts to cause any information that is withheld pursuant to applicable Law to be provided or made available in a manner that is not prohibited by applicable Law), Sellers shall afford Buyers and their accountants, counsel and other representatives, reasonable access during Sellers’ normal business hours to all of the assets, properties, books and records, Contracts, Permits, commitments, documents, information and personnel of Sellers and their Subsidiaries that are related to the AirCard Business (but only to the extent applicable to the AirCard Business), as Buyers may reasonably request. No information or knowledge obtained by Buyers in any investigation conducted pursuant to this Section 8.3(a) shall be deemed to affect or modify, amend or supplement any representation or warranty set forth herein or the Sellers Disclosure Schedule, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof, or the remedies available to the Parties hereunder.
(b)    From and after the Closing, Sellers shall provide Buyers and their representatives with reasonable access (with the right to make copies), during normal business hours and upon reasonable advance notice, to the books and records of Sellers and their Subsidiaries related to the AirCard Business (but only to the extent applicable to the AirCard Business) as Buyers may reasonably request.
8.4    Notification of Certain Matters.
(a)    Sellers shall promptly notify Buyers of (i) the occurrence or non-occurrence of any event that would reasonably be expected to cause any representation or warranty of Sellers or their Subsidiaries set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any failure of Sellers or their Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, and (iii) the occurrence or failure of any event, that, individually or in the aggregate, results in or would reasonably be expected to result in, a Business Material Adverse Effect.
(b)    Buyers shall promptly notify Sellers of (i) the occurrence or non-occurrence of any event that would cause any representation or warranty of Buyers set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (ii) any failure of Buyers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.
(c)    The delivery of any notice pursuant to this Section 8.4 shall not be deemed to affect or modify, amend or supplement any representation or warranty set forth herein or the Sellers Disclosure Schedule, or the conditions to the obligations of the Parties to consummate the Transactions in accordance with the terms and conditions hereof, or the remedies available to the Parties hereunder.
8.5    Confidentiality.
(a)    Buyers and Sellers acknowledge and agree that the existence of this Agreement (including the Sellers Disclosure Schedule) and the other Transaction Agreements, and the terms and conditions hereof and thereof, shall constitute “Proprietary Information” under and within the meaning of the Amended and Restated Confidentiality Agreement, dated as of July 27, 2011, by and between the Parties (the “Confidentiality Agreement”).
(b)    For a period of five (5) years after the Closing, unless required by Law or Order to disclose any Business Confidential Information, as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction Agreements, or as explicitly permitted by this Section 8.5 or Section 8.7 or any other provision of this Agreement or any of the other Transaction Agreements, Sellers agree not to use or disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to use or disclose at any time) any Business Confidential Information. In the event Sellers or any of their controlled Affiliates are required by Law or Order to disclose any Business Confidential Information, Sellers shall promptly notify Buyers in writing (unless such requirement is in relation to any Action to which Sellers or any of their Subsidiaries are a party), which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers and their controlled Affiliates shall cooperate with Buyers and Sellers to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Business Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent related to the business, products, financial condition, services, or research or development of the AirCard Business, or the suppliers, distributors, customers, employees, independent contractors or other business relations of the AirCard Business, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the AirCard Business, the suppliers, distributors, customers, employees, independent contractors or other business relations of the AirCard Business and their confidential information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) any other Technology.
(c)    For a period of five (5) years after the Closing, unless required by Law or Order to disclose any Retained Business Confidential Information, as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction Agreements, or as explicitly permitted by this Section 8.5 or Section 8.7 or any other provision of this Agreement or any of the other Transaction Agreements, Buyers agree not to use or disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to use or disclose at any time) any Retained Business Confidential Information. In the event Buyers or any of their controlled Affiliates are required by Law or Order to disclose any Retained Business Confidential Information, Buyers shall promptly notify Sellers in writing (unless such requirement is in relation to any Action to which Buyers or any of their Subsidiaries are a party), which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Buyers and their controlled Affiliates shall cooperate with Sellers and Buyers to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Retained Business Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent delivered in connection with the consummation of the Transactions and related to the business, products, financial condition, services, or research or development of the Retained Business, or the suppliers, distributors, customers, employees, independent contractors or other business relations of the Retained Business, including the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Retained Business, the suppliers, distributors, customers, employees, independent contractors or other business relations of the Retained Business and their confidential information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) any other Technology.
(d)    For a period of five (5) years after the Closing, unless required by Law or Order to disclose any Transaction Confidential Information, as is necessary to perform its covenants, agreements and obligations, or exercise its rights or ownership, under this Agreement or any of the other Transaction

Agreements, or as explicitly permitted by this Section 8.5 or Section 8.7 or any other provision of this Agreement or any of the other Transaction Agreements, each Buyer and Seller agrees not to (i) disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to use or disclose at any time) any of the terms or conditions of this Agreement or any of the other Transaction Agreements, and (ii) use or disclose at any time (and shall cause each of their Subsidiaries and controlled Affiliates not to use or disclose at any time) any Transaction Confidential Information disclosed by Buyers (in the case of Sellers) or disclosed by Sellers (in the case of Buyers). In the event any Party or any of its controlled Affiliates are required by Law or Order to disclose any Transaction Confidential Information disclosed by Buyers (in the case of Sellers) or disclosed by Sellers (in the case of Buyers), such Party shall promptly notify the other Parties in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Party and its controlled Affiliates shall cooperate with the other Parties to preserve the confidentiality of such information consistent with such applicable Law or Order. For all purposes of and under this Agreement, the term “Transaction Confidential Information” shall mean all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, to the extent disclosed by or on behalf of any Buyer or any of its Subsidiaries or controlled Affiliates to any Seller or any of its Subsidiaries or controlled Affiliates, or by or on behalf of any Seller or any of its Subsidiaries or controlled Affiliates to any Buyer or any of its Subsidiaries or controlled Affiliates, as the case may be, pursuant to the terms or conditions of, or in connection with the performance of any covenants, agreements or obligations, or exercise of rights, under this Agreement or any of the other Transaction Agreements.
(e)    Notwithstanding the foregoing provisions of this Section 8.5:
(i)    Sellers shall have no obligation under this Section 8.5 with respect to (A) any information included in the Excluded Assets that is Technology (other than any Licensed Technology), (B) Seller Owned Developed Technology (as defined in the Joint Development Agreement) other than Seller Owned Developed Technology listed on Schedule B of the Joint Development Agreement, (C) information that was or has become generally available to the public other than as a result of disclosure by Sellers or their Affiliates after the date hereof, or (D) information that is independently developed by Sellers or their Affiliates (other than by or on behalf of the AirCard Business or Sellers and their Subsidiaries either prior to the Closing or, under the Joint Development Agreement, after the Closing) without the use of any Business Confidential Information, Buyers’ or their Affiliates’ confidential information or any Transaction Confidential Information disclosed by Buyers or their Affiliates. For the avoidance of doubt, Licensed Technology and Seller Owned Developed Technology listed on Schedule B of the Joint Development Agreement shall be considered both Business Confidential Information subject to Section 8.5(b) and Retained Business Confidential Information subject to Section 8.5(c).
(ii)    Buyers shall have no obligation under this Section 8.5 with respect to (A) any information included in the Acquired Assets that is Technology (other than any Non-Prime Transferred Technology), (B) Buyer Owned Developed Technology (as defined in the Joint Development Agreement) other than Buyer Owned Developed Technology listed on Schedule A of the Joint Development Agreement, (C) information that was or has become generally available to the public other than as a result of disclosure by Buyers or their Affiliates after the date hereof, or (D) information that is independently developed by Buyers or their Affiliates (other than on behalf of the Retained Business, under the Joint Development Agreement, after the Closing) without the use of any Retained Business Confidential Information or any Transaction Confidential Information disclosed by Sellers or their Affiliates. For the avoidance of doubt, Non-Prime Transferred Technology and Buyer Owned Developed Technology listed on Schedule A of the Joint Development Agreement shall be considered both Business Confidential Information subject to Section 8.5(b) and Retained Business Confidential Information subject to Section 8.5(c).

(iii)    Sellers may disclose such copies of the Transaction Agreements (including the schedules and exhibits attached to such Transaction Agreements and the Sellers Disclosure Schedule) in connection with any material investment to be made in Sellers or their Subsidiaries or in connection with a business combination involving, or change of control of, Sellers; provided that prior to disclosing such copies, Sellers shall have entered into a customary confidentiality agreement with the recipient of such copies restricting the disclosure and use of such copies by such recipient in the same manner as any other confidential or proprietary information disclosed by Sellers to such recipient.
(iv)    Buyers may disclose such copies of the Transaction Agreements (including the schedules and exhibits attached to such Transaction Agreements and the Sellers Disclosure Schedule) in connection with any material investment to be made in Buyers or their Subsidiaries or in connection with a business combination involving, or change of control of, Buyers; provided that prior to disclosing such copies, Buyers shall have entered into a customary confidentiality agreement with the recipient of such copies restricting the disclosure and use of such copies by such recipient in the same manner as any other confidential or proprietary information disclosed by Buyers to such recipient.
(v)    To the extent this Section 8.5 imposes obligations on Sellers to protect the confidentiality of, or not to disclose, any Shared Technology, any Jointly Owned Developed Technology (as defined in the Joint Development Agreement) or any Technology licensed to Buyers or Sellers under the Cross-License Agreement or the Joint Development Agreement, Sellers’ obligations shall be deemed limited solely to using the same, reasonable care and discretion as Sellers use with their own similar Technology of like importance.
(vi)    To the extent this Section 8.5 imposes obligations on Buyers to protect the confidentiality of, or not to disclose, any Shared Technology, any Jointly Owned Developed Technology (as defined in the Joint Development Agreement) or any Technology licensed to Sellers or Buyers under the Cross-License Agreement or the Joint Development Agreement, Buyers’ obligations shall be deemed limited solely to using the same, reasonable care and discretion as such Buyers use with their own similar Technology of like importance.
8.6    Exclusivity. Sellers shall not, and shall cause their Subsidiaries and their respective Affiliates, representatives, officers, employees, directors and agents not to, directly or indirectly, (a) solicit, initiate, consider, entertain, encourage or accept the submission of any proposal or offer from any Person (other than Buyers and their Affiliates in connection with the Transactions) relating to the acquisition of the AirCard Business as a separate and stand-alone acquisition or any portion of the Acquired Assets as separate and distinct from the other assets of the Sellers (other than Inventory in the ordinary course of business consistent with past practice), (b) participate in any discussions or negotiations (and as of the date hereof, Sellers shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any confidential information regarding the AirCard Business or the Acquired Assets to any third party that is seeking to make, or has made, any such proposal or offer. Sellers will notify Buyers promptly, and in any event within twenty-four (24) hours, if any third party makes any proposal, offer, inquiry or contact with respect to any acquisition of the AirCard Business as a separate and stand-alone acquisition or any portion of the Acquired Assets as separate and distinct from the other assets of the Sellers (other than Inventory in the ordinary course of business consistent with past practice). Sellers shall be deemed to have breached the terms of this Section 8.6 if any of their Subsidiaries or any of their respective Affiliates, representatives, officers, employees, directors or agents takes any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 8.6.

8.7    Public Statements. Except as required by Law, prior to the Closing, neither Buyers, on the one hand, nor Sellers, on the other hand, shall, without the prior written consent of the other, directly or indirectly make or issue any statement or other communication to the public or any third party regarding the subject matter of this Agreement or any of the other Transaction Agreements, or the terms and conditions hereof or thereof, including, if applicable, the termination of this Agreement and the reasons therefor, or any disputes or arbitration proceedings hereunder or thereunder. The Parties shall issue a mutually agreed joint press release on the date hereof. After the Closing, except as required by Law, a Party hereto may issue any releases of information without the consent of the other Party; provided, however, that each such release is in compliance with the provisions of Section 8.5 and the Confidentiality Agreement. Notwithstanding the foregoing, the Parties agree and acknowledge that US Buyer and Canadian Seller may be required to file this Agreement and disclose the acquisition/divestiture of the AirCard Business in its periodic reports filed with the Securities and Exchange Commission.
8.8    Record Retention. Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than six (6) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Acquired Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such books and records after the sixth (6th) anniversary of the Closing Date or, at an earlier time by giving each other party hereto twenty (20) days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other Party’s expense, custody of such books and records as such first party may intend to destroy. Notwithstanding the foregoing, (a) immediately after the Closing and if Sellers possess and can locate using commercially reasonable efforts, Sellers shall deliver to Buyers or destroy copies of Transferred Technology which is not licensed back to Sellers or otherwise permitted to be retained by Sellers pursuant to Section 2.7(b), that are in addition to copies delivered to Buyers as part of the Closing, whether such copies are in paper form, on computer media or stored in another form, and (b) immediately after the Closing and if Buyers possess and can locate using commercially reasonable efforts, Buyers shall deliver to Sellers or destroy copies of any Technology of Sellers or their Subsidiaries which is not licensed to Buyers or necessary for Buyers to perform their obligations under and during the term of the Transition Services Agreement, whether such copies are in paper form, on computer media or stored in another form.
8.9    Bulk Sales. It will not be practicable to comply or to attempt to comply with the procedures of the Uniform Commercial Code or other bulk sales laws or similar laws of the jurisdiction in which the Acquired Assets to be conveyed hereby are situated or of any other jurisdictions which may be asserted to be applicable to the Transactions and the parties believe that it is not clear that any such laws are applicable to such transaction. Accordingly, to induce Buyers to waive any requirement for compliance on the part of Sellers with the procedures of any such laws (which Buyers hereby waive), Sellers hereby agree to indemnify and hold harmless the Buyer Indemnified Parties, in accordance with the provisions of Article 12, from and against, and to compensate and reimburse the Buyer Indemnified Parties, in accordance with the provisions of Article 12, for, any and all Losses arising out of or resulting from the failure of Sellers to comply with or perform any actions in connection with the provisions of any such law of any states or jurisdictions applicable to the Transactions. Notwithstanding the foregoing, Buyers agree to provide all reasonable cooperation to Sellers in connection with obtaining bulk sales exemptions in all jurisdictions where Sellers determine to seek such exemption.

8.10    Business Relationships; Payments.
(a)    Sellers shall provide reasonable cooperation at the expense of, and upon the written request of, Buyers to assist in the transition of the business relationships of the AirCard Business existing prior to the Closing, including relationships with customers, suppliers and others.
(b)    After the Closing, Sellers shall, and shall cause their Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyers, any cash, checks or other instruments of payment Sellers or any of their Subsidiaries receive that relate to the Acquired Assets, the Assumed Liabilities or the AirCard Business to which Buyers are entitled and shall hold such cash, checks or other instruments of payment in trust for Buyers until such delivery.
(c)    After the Closing, Buyers shall, as promptly as practicable, deliver to Sellers (or any of their Subsidiaries, as applicable) any mail and payments received by Buyers that do not relate to the Acquired Assets or the AirCard Business and to which Sellers or their Subsidiaries are entitled.
8.11    Carve-Out Financial Statements.
(a)    In the event that, as a result of the consummation of the Transactions, US Buyer is required to file Carve-Out Financial Statements with the SEC (regardless of when such Carve-Out Financial Statements are required to be filed with the SEC), then prior to the Closing (and as a condition to consummation of the Transactions) Sellers shall prepare and deliver to Buyers the Carve-Out Financial Statements. In addition, in the event that, at any time following the Closing, US Buyer determines in good faith that it is required to file with the SEC (or furnish to the SEC) any financial statements of the AirCard Business (in addition to the Carve-Out Financial Statements) under any U.S. Securities Laws (including as a result of actions taken by Buyers, such as an offering of securities or the acquisition or one or more businesses or other assets that, when aggregated with the AirCard Business, require Buyers to file financial statements of the AirCard Business, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then Sellers shall, at the sole cost and expense of Buyers, prepare and deliver to Buyers such financial statements of the AirCard Business that US Buyer so determines are required to be filed or furnished with the SEC, and any such financial statements of the AirCard Business that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of an internationally recognized independent accounting firm. Any Carve-Out Financial Statements or other financial statements of the AirCard Business prepared by Sellers pursuant to this Section 8.11(a) shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, shall present fairly the financial condition of the AirCard Business as of the respective dates thereof and the results of operations and cash flows of the AirCard Business for the periods covered thereby, and shall in all cases comply in all respects with the U.S. Securities Laws that are applicable to US Buyer. For the avoidance of doubt, none of the Parties or their respective Affiliates shall be required to petition the SEC or its staff for an exemption from the requirements of the Exchange Act in order to limit the requirements of the Exchange Act relating to any requirement to file or furnish Carve-Out Financial Statements or other financial statements of the AirCard Business in connection with the Transactions.
(b)    From and after the Closing, upon the request of US Buyer, Sellers shall (i) use their reasonable best efforts to cause its independent accounting firm to deliver to the SEC any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the Carve-Out Financial Statements or other financial statements of the AirCard Business prepared by Sellers pursuant to this Section 8.11(a) and (ii) to the extent US Buyer conducts or intends to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the Carve-Out Financial Statements or other financial statements of the AirCard Business prepared by Sellers pursuant to this Section 8.11(a)), use their reasonable best efforts to cause their independent accounting firm to deliver a letter containing statements and information of the type ordinarily included in accountant’s “comfort letters” with respect to the Carve-Out Financial Statements or other financial statements of the AirCard Business prepared by Sellers pursuant to this Section 8.11(a) contained or incorporated by reference in any such document relating to any such offering, in the case of each of clause (i) and (ii) above, within the period reasonably requested by US Buyer. In addition, in connection with any SEC filing required to be made by US Buyer (or any SEC review of such filing), Sellers shall permit Buyers and their authorized representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of Sellers and their Affiliates relating to the AirCard Business for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing, and to cause their Affiliates’ and such Affiliates’ representatives to cooperate fully in such preparation or response.
8.12     Other Actions Required to Be Taken.
(a)    Buyers and Sellers shall use their respective reasonable best efforts to cause the Person identified on Section 8.12(a) of the Sellers Disclosure Schedule to enter into a Specified Agreement with US Buyer as promptly as practicable after the date hereof. If the Person identified on Section 8.12(a) of the Sellers Disclosure Schedule offers to enter into a Specified Agreement with US Buyer for no additional consideration and subject to no additional terms or conditions, US Buyer shall promptly enter into a Specified Agreement with such Person.
(b)    Sellers shall deliver a non-GAAP statement setting forth the amount of net revenues and gross margin for each month, and the amount of inventory, accrued warranty and marketing development fund liabilities as of each month end, for the AirCard Business that are prepared in a manner consistent with the AirCard Business Financial Statements within twenty (20) days after each month end during the period between execution of this Agreement and the Closing Date.
(c)    Sellers shall prepare and deliver (i) on or prior to the Closing Date, an unaudited balance sheet of the AirCard Business as of December 31, 2011, (ii) on or prior to March 1, 2013, unaudited financial statements of the AirCard Business for the quarterly period ended December 31, 2012, including an unaudited balance sheet of the AirCard Business as of December 31, 2012, and (iii) as promptly as practicable following the end of each applicable quarterly period, unaudited financial statements of the AirCard Business for any quarterly period ending after the date hereof but prior to the Closing Date. The financial statements required under (i) and (ii) above shall present fairly the results of operations and financial condition of the AirCard Business for the periods and as of the dates covered thereby, shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, and (in the case of any income statements) shall be delivered in the same format as the AirCard Business Financial Statements.
(d)    Immediately following the Closing, Sellers shall deliver a letter to each of the parties identified with a triple asterisk on Section 5.13(a) of the Sellers Disclosure Schedule, affirming that Sellers are responsible for any indemnification obligations under the applicable Transferred Contract to the extent they relate to AirCard Products sold or licensed prior to the Closing, and requesting that such parties contact Sellers in respect of such indemnification obligations. If, following the Closing, Buyers receive any claim from such party that in whole, or in part, relates to an AirCard Product sold or licensed prior to the Closing, Buyers promptly shall request that such party contact Sellers in respect of such claim.

(e)    Sellers shall, and shall cause their Subsidiaries to, use reasonable best efforts to complete, as promptly as practicable, the development of the AirVantage Management Services, as detailed in the ACMS Marketing Requirements Document delivered by Sellers to Buyers on January 27, 2013 (the “ACMS Marketing Requirements”), at no cost to Buyers. Sellers and their Subsidiaries shall charge Buyers, per the terms of the ACMS Terms and Conditions, in form and substance substantially the same as the version thereof delivered by Sellers to Buyers on January 27, 2013 (the “ACMS Terms and Conditions”), for any technical integration support, as identified on the ACMS Terms and Conditions, for the AirVantage Management Services development provided after the Closing by Sellers or any of their Subsidiaries to any Buyer or any of its Subsidiaries, at such Buyer’s reasonable request. If any Buyer makes a reasonable request for Sellers or any of their Subsidiaries to develop and implement any new features and/or services for the AirVantage Management Services not contemplated in the ACMS Marketing Requirements, Sellers agree to negotiate with Buyers, in good faith, commercially reasonable terms and conditions, including release schedule and applicable fees, for the development and operation of such new features and services requested by Buyers.
(f)    The applicable Seller (or a Subsidiary thereof) and the applicable Buyer (or a Subsidiary thereof) shall enter into a commercial agreement as promptly as practicable after the date hereof (and shall use their commercially reasonable efforts to enter into such commercial agreement prior to the Closing) for Sellers’ provision to Buyers of the AirVantage Management Services, in form and substance substantially the same as detailed in the ACMS Marketing Requirements, (i) on terms and conditions that are substantially the same as those provided in the ACMS Terms and Conditions, with such changes thereto as are necessary to make the pricing, support offerings and service levels for the AirVantage Management Services be no less favorable to Buyers and their Subsidiaries than the pricing, support offerings and service levels for the AirVantage Management Services provided to other customers using substantially similar storage amounts and services of the AirVantage Management Services, and (ii) on such other terms and conditions that are substantially the same as those provided in the AirVantage Services Agreement, in form and substance substantially the same as the version thereof delivered by Sellers to Buyers on January 27, 2013, with such changes thereto as are necessary to make such other terms and conditions for the AirVantage Management Services (including the service offerings and availability) be no less favorable to Buyers and their Subsidiaries, taken as a whole, than such other terms and conditions for the AirVantage Management Services (including the service offerings and availability) provided to other customers using substantially similar storage amounts and services of the AirVantage Management Services.
(g)    As promptly as practicable after the Closing, Canadian Seller shall transfer to the applicable Buyer (or a Subsidiary thereof) the license, rights, covenant not to sue and privileges, provided under that certain patent license and settlement agreement between Canadian Seller and the Person identified on Section 8.12(g) of the Sellers Disclosure Schedule, solely with respect to the AirCard Products listed in Section 5.24(a)(i) of the Sellers Disclosure Schedule, and future, replacement and successor versions of or natural extensions of such products (the “Transfer of Rights”).  The Transfer of Rights shall be “AS IS” without any representations or warranties by Canadian Seller and shall be subject to the applicable terms and conditions provided in such patent license and settlement agreement. Canadian Seller acknowledges and agrees that under no circumstances shall Buyers or any of their Subsidiaries be under any obligation to pay any amounts which may become due under Section 3.1 of such patent license and settlement agreement, if any.
8.13    Cooperation Regarding Intellectual Property Matters. Following the Closing, Buyers will have the right, but not the obligation to prosecute, license, and enforce the Transferred Patents, and Sellers will have the right, but not the obligation to prosecute, license, and enforce all Retained Patents.  However, (a) upon Buyers’ reasonable request and at no charge to Buyers, Sellers will reasonably cooperate with and assist Buyers in connection with (i) the prosecution, licensing, and enforcement of the Transferred Patents and defending against any Patents asserted against Buyers with respect to the AirCard Business, and (ii) third-party licensing arrangements, including making reasonably available to Buyers, upon reasonable advance notice, any employees retained by Sellers and their Subsidiaries, and (b) upon Sellers’ reasonable request and at no charge to Sellers, Buyers will reasonably cooperate with and assist Sellers in connection with (i) the prosecution, licensing, and enforcement of the Retained Patents and defending against any Patents asserted against Sellers with respect to the AirCard Business and/or the Retained Business, and (ii) third-party licensing arrangements, including making reasonably available to Sellers, upon reasonable advance notice, any Transferred Employees. The obligations of Sellers, on the one hand, and Buyers, on the other hand, to reasonably cooperate with and assist the other under this Section 8.13 are intended by the Parties to be reasonably equal, including, specifically with respect to the number of employees and employee man-hours to be provided.
ARTICLE 9
EMPLOYEE MATTERS
9.1    Employment Offers
(a)    Prior to the Closing, Buyers shall, or shall cause one of their Subsidiaries to, extend a written offer of employment or service to each Offered Employee (excluding for this purpose the Key Employees), in each case effective as of the Closing, on the same or better terms as existed immediately prior to the date hereof with respect to salary and on comparable terms, in the aggregate, with respect to bonus and employee benefits (other than long term equity incentives). Sellers shall have the right to review each offer of employment or service made pursuant to this section prior to it being sent to any Offered Employee. Such offer of employment or service shall provide for an employee or independent contractor consideration period of one (1) week, except in the case of any Offered Employee hired within one (1) week of the Closing, in which case such offer shall provide for an employee or independent contractor consideration period from the date of the offer until the Closing. Notwithstanding the foregoing, in the event the condition set forth in Section 4.3(b)(vi) has not been satisfied at the end of such one (1)-week period (or such shorter period, if applicable), then Buyer shall extend the employee or independent contractor consideration period for one or more one (1)-week periods until such condition is satisfied; provided however that Buyers shall not be obligated to extend the consideration period past the Outside Date. If Buyers, on the one hand, or Sellers, on the other hand, reasonably believe in good faith that an Offered Employee intends to leave the employ or service of Buyers or their Subsidiaries shortly after Closing, then such party shall promptly notify the other party of such fact. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under an employee benefit plan of Buyers or any of their Subsidiaries (other than with respect to benefit accruals under a defined benefit pension plan) and to the extent expressly not denied under applicable Law, Buyers shall provide that the Offered Employees who are employees immediately prior to the Closing shall receive service credit under each employee benefit plan of Buyers or one of their Subsidiaries (other than with respect to benefit accruals under a defined benefit plan) for their period of service with Sellers prior to the Closing and, with respect to Offered Employees who are employed by Canadian Seller immediately prior to the Closing, shall recognize the past services of each such Offered Employees for the purposes of severance entitlement (including notice of termination of employment required under Employment Standards Act (B.C.)). Effective as of the Closing, Buyers or one of their Subsidiaries shall hire and engage each Offered Employee who accepts the offer of employment or service extended to such Offered Employee pursuant to this section. If an Offered Employee does not accept the offer of employment or service extended by Buyers or any of their Subsidiaries pursuant to this Section 9.1(a), then such Offered Employee’s employment or service shall be terminated by Sellers or their Subsidiaries, as applicable, unless Buyers otherwise agree, effective as of immediately prior to the Closing.

Sellers shall provide all reasonable assistance to Buyers and their Subsidiaries in connection with the offers of employment or service to the Offered Employees contemplated by this section. Those Offered Employees who accept employment or service from Buyers or one of their Subsidiaries pursuant to the offers of employment or service made pursuant to this Section 9.1(a) and commence employment or service with Buyers or one of their Subsidiaries as of the Closing shall be referred to herein collectively as “Transferred Employees”. For the Offered Employees on approved leave of absence as set out in Section 5.15(a)(ii) of the Sellers Disclosure Schedule, Buyers shall make offers of employment effective upon the expiration of the leave of absence.
(b)    Except as required by applicable Law, from and after the Closing the Transferred Employees shall cease to participate in and/or accrue further rights or benefits under any Employee Benefit Plan.
9.2    Sellers Payment of Pre-Closing Wages and Seller Benefit Plan Contributions. Sellers, jointly and severally, shall pay all Wages earned or owing up to the Closing Date in respect of all Transferred Employees at or no later than thirty (30) days following the Closing Date. Without limiting the generality of the foregoing, Sellers, jointly and severally, shall pay or provide to Transferred Employees all earned but untaken vacation pay and all commissions, bonus and vested restricted stock units properly earned up to the Closing Date. Sellers, jointly and severally, shall also pay all contributions to Employee Benefit Plans due or owing up to the Closing Date in respect of all Transferred Employees at or no later than thirty (30) days following the Closing Date.
9.3    280G Information. Within ten (10) days after the date hereof, Sellers shall deliver to Buyers a schedule setting forth (i) the name of each Offered Employee that Sellers reasonably determine are “disqualified individuals” within the meaning of Section 280G of the Code, (ii) a determination of each disqualified individual’s “base amount” within the meaning of Section 280G of the Code, and (iii) the amount of cash compensation and information related to the acceleration of any equity awards that will be paid or accelerated in connection with such disqualified individual’s termination of employment with Sellers.
9.4    Buyers’ 401(k) Plan. US Buyer shall ensure that the 401(k) plan sponsored by it or one of its Affiliates in which the Transferred Employees who are employees will participate after the Closing will accept a rollover contribution of each such Transferred Employee’s account balance from the 401(k) plan sponsored by US Seller or one of its Affiliates in accordance with US Buyer’s usual procedures.
9.5    No Third Party Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this Article 9 or any other provision of this Agreement with respect to Offered Employees are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Offered Employees, any participant in any Employee Benefit Plan or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with Sellers, Buyers or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties hereto or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements.
ARTICLE 10
TAX MATTERS
10.1    Straddle Period. For purposes of this Agreement, any Taxes relating to the Acquired Assets or the conduct or operation of the AirCard Business (excluding, for the avoidance of doubt, any income or gross receipts Tax) for a Tax Period that includes, but does not end on, the Closing (a “Straddle Period” and such Taxes, “Straddle Period Taxes”) shall be apportioned between the applicable Seller, on the one hand, and the applicable Buyer, on the other hand, based on the portion of the period ending at 11:59 p.m. on the Closing Date and the portion of the period beginning on the day after the Closing Date, respectively. The amount of Taxes shall be allocated between portions of a Straddle Period in the following manner: (a) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (b) in the case of sales, value-added and similar transaction-based Taxes (other than Transfer Taxes allocated under Section 10.2), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred. The Party required by Law to pay any such Straddle Period Tax (the “Paying Party”) shall prepare and the other Party shall cooperate in the preparation and filing of such Tax Return. Any Tax Return for Straddle Period Tax prepared by the Paying Party pursuant to this section shall be made available to the other Party at least ten (10) Business Days before such Tax Return is due to be filed. The Paying Party shall file such Tax Return within the time period prescribed by Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment details, within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s shares of such Straddle Period Taxes.
10.2    Transfer Taxes. All sales, use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) assessed in connection with the transfer of the Acquired Assets pursuant to this Agreement, and that is not recoverable, shall be borne one half by the relevant Buyer and one half by the relevant Seller. The Party responsible for filing shall prepare any Tax Returns that must be filed in connection with such Transfer Taxes at its own expense. The Parties shall make reasonable best efforts to cooperate to the extent necessary to obtain any such exemption or reduction of Transfer Taxes incurred in connection with this Agreement and the transactions contemplated herein. Buyers shall pay to Sellers or Sellers shall pay to Buyers, as applicable, half of any such Transfer Taxes actually recovered by such Party.
10.3    Tax Elections. If available, Canadian Buyer shall jointly execute with Canadian Seller an election under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and any equivalent election provided under provincial Laws, in the forms prescribed for such purposes, such that the sale of the Acquired Assets sold by Canadian Seller to Canadian Buyer will take place without payment of any GST or HST. Canadian Buyer shall register for GST and HST in accordance with the Excise Tax Act (Canada) and shall file within the prescribed filing period all forms supporting such election with the relevant Tax Authority, together with its Tax Returns for the applicable reporting periods during which the sale of the Acquired Assets contemplated herein occurs. If the election contemplated in this Section 10.3 is not available, Canadian Seller will charge GST, HST or relevant provincial sales tax as required to those Buyers purchasing Acquired Assets sold by Canadian Seller in respect of the Transactions undertaken by Canadian Seller and such Buyers, and such Buyers will pay such amount to Canadian Seller at Closing. Canadian Seller shall provide each Buyer subject to GST, HST or relevant provincial sales tax with a valid Canadian tax invoice before such Buyer is required to remit the respective tax to Canadian Seller.
10.4    Tax Characterization of Payments Under this Agreement. Sellers and Buyers agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than payment of the Purchase Price) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.

10.5    Records. Notwithstanding the provisions of Section 8.3 or Section 8.8, (a) after the Closing Date, Buyers, on the one hand, and Sellers, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to Liability for Taxes with respect to the Acquired Assets, the Assumed Liabilities, or the AirCard Business for all periods prior to the Closing Date (including Straddle Periods), and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (b) in the event that any Party needs access to records in the possession of a second Party relating to any of the Acquired Assets, the Assumed Liabilities or the AirCard Business for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or other investigative demand by any Tax Authority, or for any other legitimate Tax-related purpose not injurious to the second Party, the second Party will allow representatives of the other Party access to such records during regular business hours at the second Party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other Party to make extracts and copies thereof as may be necessary or convenient. The obligation to cooperate pursuant to this Section 10.5 shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).
ARTICLE 11
PRE-CLOSING TERMINATION
11.1    Pre-Closing Termination. Subject to the terms of Section 11.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)    by mutual written agreement of Buyer and Sellers;
(b)    by either Buyers, on the one hand, or Sellers, on the other hand, if the Closing shall not have occurred on or before 11:59 p.m. (Pacific time) on the date which is 180 days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)    by either Buyers, on the one hand, or Sellers, on the other hand, if:
(i)    a Governmental Authority shall have enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or
(ii)    a Governmental Authority shall have issued an Order prohibiting the Transactions that has become final and nonappealable;
(d)    by Buyers (provided that Buyers are not then in material breach of this Agreement), if there has been a material breach of any representation, warranty, covenant or agreement of Sellers set forth in this Agreement such that the conditions set forth in Section 4.3(b)(i) or (ii) would not be satisfied at such time and such breach has not been cured within twenty (20) Business Days after written notice thereof to Sellers; or
(e)    by Sellers (provided that Sellers are not then in material breach of this Agreement), if there has been a material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that the conditions set forth in Section 4.3(c)(i) or (ii) would not be satisfied at such time and such breach has not been cured within twenty (20) Business Days after written notice thereof to Buyers.

11.2    Effect of Pre-Closing Termination. In the event of the valid termination of this Agreement in accordance with the terms of this Section 11.2, this Agreement shall thereupon and forthwith become void and of no further force or effect whatsoever, and there shall be no liability or obligation on the part of Buyers, Sellers or their respective Affiliates or representatives in connection herewith; provided, however, that no such termination shall relieve any Party from Liability resulting from or arising out of any intentional breach of such Party’s representations, warranties, covenants or agreements set forth herein or impair the right of any Party to compel specific performance by the other Party of its obligations under this Agreement; and provided further that the provisions of Section 8.5 (Confidentiality), Section 8.7 (Public Statements), this Section 11.2 and Article 13 shall remain in full force and effect and survive any termination of this Agreement under the terms of Section 11.1.
ARTICLE 12
POST-CLOSING INDEMNIFICATION
12.1    Survival of Representations and Warranties.
(a)    If the Transactions are consummated, the representations and warranties of Buyers set forth in this Agreement or in any certificate delivered by or on behalf of Buyers pursuant to the terms of this Agreement shall terminate as of the Closing.
(b)    If the Transactions are consummated:
(i)    the representations and warranties of Sellers set forth in this Agreement or in the certificate delivered by or on behalf of Sellers pursuant to Section 4.3(b)(iv) (other than (A) the Seller Fundamental Representations, (B) the IP Representations, and (C) the Sufficiency Representation) shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the first (1st) anniversary of the Closing Date, at which time such representations and warranties shall terminate;
(ii)    the Seller Fundamental Representations shall survive the Closing and remain in full force and effect indefinitely;
(iii)    the IP Representations and the right to obtain indemnification, compensation or reimbursement under this Article 12 in respect of the Specified Matters shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the third (3rd) anniversary of the Closing Date; and
(iv)    the Sufficiency Representation shall survive the Closing and remain in full force and effect until 11:59 p.m. (California time) on the date which is eighteen (18) months after the Closing Date; and
(v)    the right to obtain indemnification, compensation or reimbursement under Section 12.2(a)(v) shall survive the Closing and remain in full force and effect until the earlier to occur of (A) the entry into a Specified Agreement by US Buyer and (B) 11:59 p.m. (California time) on the first (1st) anniversary of the Closing Date;
at which time such representations and warranties shall terminate (the periods referred to in clauses (i), (ii), (iii), (iv) and (v), the “Survival Period”); provided, however, that in the event that any Buyer Indemnified Party shall deliver a Claim Certificate to Sellers setting forth a claim for indemnification, compensation or reimbursement under this Article 12 in respect of a breach of a representation or warranty of Sellers set forth in this Agreement, or in respect of the Specified Matters, or in the certificate delivered by or on behalf of Sellers pursuant to Section 4.3(b)(iv) prior to the expiration of the applicable Survival Period, then such representation or warranty or right shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such claim until the final resolution thereof.
12.2    Indemnification
(a)    Subject to the limitations set forth in this Article 12, from and after the Closing, each of the Sellers, jointly and severally, shall indemnify and hold harmless Buyers and their Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Buyers or any of their Subsidiaries, and their respective agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:
(i)    any Excluded Liabilities;
(ii)    any breach of or inaccuracy in any of the representations or warranties made by Sellers in this Agreement on and as of the date of this Agreement or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in the certificate delivered by or on behalf of Sellers pursuant to Section 4.3(b)(iv);
(iii)    any non-fulfillment or breach of any covenant or other agreement of Sellers under this Agreement;
(iv)    any Closing MDF Liabilities in excess of Eight Million U.S. Dollars (US $8,000,000) that have not previously been reflected in the Final Adjusted Cash Purchase Price pursuant to Section 3.2;
(v)    any failure of US Buyer to enter into a Specified Agreement on or prior to the Closing; and
(vi)    any Action relating to any matter of the type referred to in clauses (i), (ii), (iii), (iv) or (v) above (including any Action commenced by any Buyer Indemnified Party for the purpose of enforcing any of its rights under this Article 12).
(b)    Subject to the limitations set forth in this Article 12, from and after the Closing, Buyers, jointly and severally, shall indemnify and hold harmless Sellers and each of their Subsidiaries and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Sellers or any of their Subsidiaries, and their respective agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against, and shall compensate and reimburse the Seller Indemnified Parties for, any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise directly or indirectly become subject (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:
(i)    any Assumed Liabilities;

(ii)    any non-fulfillment or breach of any covenant or other agreement of Buyers under this Agreement; and
(iii)    any Action relating to any matter of the type referred to in clauses (i) or (ii) above (including any Action commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article 12).
(c)    Except in the event of fraud, intentional misrepresentation or willful breach, from and after the Closing, the rights of Buyers and Sellers to indemnification, compensation or reimbursement under this Agreement shall be the exclusive remedies of the Parties with respect to any breach of, inaccuracy in or nonfulfillment of any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 12.2(c) shall not apply to any actions to specifically enforce the covenants in this Agreement.
(d)    Solely for purposes of determining the amount of Losses suffered by an Indemnified Person as a result of any breach of, inaccuracy in or failure of any representation, warranty, covenant or agreement given or made by Sellers that is qualified or limited in scope as to materiality (and, for clarification, not for any determination of whether a representation, warranty, covenant or agreement has been breached or is inaccurate), such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.
(e)    The right to indemnification, compensation or reimbursement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or that could or should have been acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, inaccuracy in of or compliance with, any representation, warranty, covenant or agreement or by the waiver of any condition. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, compensation or reimbursement based on any such representation, warranty, covenant or agreement. No Buyer Indemnified Party shall be required to show reliance on any representation, warranty, covenant or other agreement in order for such Buyer Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.
12.3    Limitations on Indemnification. Except for claims arising out of fraud, intentional misrepresentation or willful breach, or for claims in respect of Assumed Liabilities or Excluded Liabilities (other than claims in respect of the Specified Matters, which are specifically addressed in this section):
(a)    The Buyer Indemnified Parties shall not be entitled to recover any Losses under Section 12.2(a)(ii) in respect of any breach of or inaccuracy in any representations or warranties made by Sellers set forth in this Agreement or in the certificate delivered by or on behalf of Sellers pursuant to Section 4.3(b)(iv): (i) which, in respect of a breach of or inaccuracy in the Sufficiency Representation, are, individually, less than $10,000; and (ii) otherwise until such time as the total amount of all Losses (including the Losses described in clause (i) above) suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds Five Hundred Thousand U.S. Dollars (US $500,000) (the “Loss Threshold”), in which case the Buyer Indemnified Parties shall be entitled to recovery for all such Losses (including the amount of the Loss Threshold); provided, however, that the limitation contained in this Section 12.3(a) shall not apply to any breach of or inaccuracy in any Seller Fundamental Representation or any IP Representation.

(b)    The maximum aggregate amount of Losses that the Buyer Indemnified Parties shall be entitled to recover:
(i)    under Section 12.2(a)(ii) and Section 12.2(a)(vi), in each case, in respect of all breaches of or inaccuracies in all representations or warranties made by Sellers set forth in this Agreement or in the certificate delivered by or on behalf of Sellers pursuant to Section 4.3(b)(iv) (other than the IP Representation and the Sufficiency Representation), collectively shall be limited to the amount then available in the Escrow Fund;
(ii)    under (A) Section 12.2(a)(i) and Section 12.2(a)(vi), in each case, in respect of the Specified Matters and (B) Section 12.2(a)(ii) and Section 12.2(a)(vi), in each case, in respect of all breaches of or inaccuracies in the IP Representation, collectively (that is, Section 12.3(b)(ii)(A) and Section 12.3(b)(ii)(B)) shall be limited in the aggregate to Forty-One Million Four Hundred Thousand U.S. Dollars (US $41,400,000);
(iii)    under Section 12.2(a)(ii) and Section 12.2(a)(vi), in each case, in respect of all breaches of or inaccuracies in the Sufficiency Representation, collectively shall be limited in the aggregate to Sixty-Nine Million Dollars (US $69,000,000); and
(iv)    under Section 12.2(a)(v) and Section 12.2(a)(vi), in each case, in respect of Losses described in Section 12.2(a)(v), collectively shall be limited in the aggregate to Four Million Dollars (US $4,000,000);
provided, however, that the limitations contained in this Section 12.3(b)(i), Section 12.3(b)(ii), Section 12.3(b)(iii) and Section 12.3(b)(iv) shall not apply to any breach of or inaccuracy in any Seller Fundamental Representation.
(c)    The maximum aggregate amount of Losses (i) that the Buyer Indemnified Parties shall be entitled to recover under Section 12.2(a)(ii) (subject to the maximum amounts specified in Section 12.3(b)), Section 12.2(a)(iii) and Section 12.2(a)(vi) (but in the case of Section 12.2(a)(vi) solely in respect of any Action relating to any matter of the type referred to in Section 12.2(a)(ii) or Section 12.2(a)(iii)), collectively, shall be limited to the Final Adjusted Cash Purchase Price and (ii) that the Seller Indemnified Parties shall be entitled to recover under Section 12.2(b)(ii) and Section 12.2(b)(iii) (but in the case of Section 12.2(b)(iii) solely in respect of any Action relating to any matter of the type referred to in Section 12.2(b)(ii)), collectively, shall be limited to the Final Adjusted Cash Purchase Price; provided, however, that the limitations contained in this Section 12.3(c) shall not apply to any non-fulfillment or breach of any covenant or other agreement contained in Section 8.5 and Section 8.7.
(d)    So long as the amount available in the Escrow Fund exceeds the aggregate amount of all claims for indemnification, compensation or reimbursement that have been asserted but not resolved, the Buyer Indemnified Parties shall seek to recover amounts in respect of any claims for indemnification, compensation or reimbursement under Section 12.2(a)(ii), Section 12.2(a)(iii) and Section 12.2(a)(vi) (but in the case of Section 12.2(a)(vi) solely in respect of any Action relating to any matter of the type referred to in Section 12.2(a)(ii) or Section 12.2(a)(iii)) from the Escrow Fund prior to seeking to recover amounts in respect of such claims directly from Sellers; provided, however, that to the extent any amounts are released from the Escrow Fund to any Buyer Indemnified Party with respect to claims for indemnification, compensation or reimbursement that are not subject to the limitation set forth in Section 12.3(b)(i), such recovered amounts shall not reduce the amount that the Buyer Indemnified Parties may recover with respect to claims for indemnification, compensation or reimbursement that are subject to the limitation contained in Section 12.3(b)(i).
(e)    All Losses shall be net of any third-party insurance proceeds which have been paid in connection with the facts giving rise to the right of indemnification, which proceeds shall be net of any related costs and expenses, including the cost of pursuing any related insurance claims; provided, however, that no Indemnified Party shall have any obligation to pursue or recover any insurance claim in connection with any Losses sustained by such Indemnified Party.
(f)    For the avoidance of doubt, (i) in the event that a particular matter entitles a Buyer Indemnified Party to indemnification pursuant to more than one clause of Section 12.2(a) or pursuant to any other Transaction Agreement, such Buyer Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this Article 12 and the Transaction Agreements, and (ii) in the event that a particular matter entitles a Seller Indemnified Party to indemnification pursuant to more than one clause of Section 12.2(b) or pursuant to any other Transaction Agreement, such Seller Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this Article 12 and the Transaction Agreements.
(g)    The Buyer Indemnified Parties shall not be entitled to recover any Losses under Section 12.2(a)(ii) and Section 12.2(a)(vi) in each case in respect of any breach of or inaccuracy in the Sufficiency Representation unless and until the remediation process next described is complied with and fully implemented and completed. In the event of any breach of or inaccuracy in the Sufficiency Representation, the Parties shall work together promptly and diligently in a cooperative and collaborative manner to address such breach or inaccuracy through the addition of, or modification to, the services provided by Sellers and their Subsidiaries under the Transition Services Agreement, or by the transfer, for no additional consideration, of an asset (or assets) or property (or properties) by Sellers and their Subsidiaries to Buyers or through such other means as the Parties may agree. Any continuing failure to work in a cooperative and collaborative manner shall be referred to the Chief Executive Officers of the Canadian Seller and US Buyer for resolution. If resolution satisfactory to Buyers, acting reasonably and in good faith, is not reached within fifteen (15) Business Days of the date Buyers first notify Sellers, in writing, of the breach or inaccuracy in the Sufficiency Representation, only then may Buyers elect to pursue the indemnification remedies available in this Article.
12.4    Indemnification Claims.
(a)    If an Indemnified Party is of the opinion that it has or may have a right to indemnification, compensation or reimbursement under this Agreement (an “Indemnification Claim”), such Indemnified Party shall so notify the Indemnifying Party in a written notice (a “Claim Certificate”), prior to the expiration of the applicable Survival Period (if applicable): (i) stating that such Indemnified Party has directly or indirectly suffered or incurred any Losses, or reasonably anticipates that it will directly or indirectly suffer or incur any Losses, for which it is entitled to indemnification, compensation or reimbursement under this Agreement; (ii) a brief description in reasonable detail (to the extent available to such Indemnified Party) of the facts, circumstances or events giving rise to each item of Losses based on such Indemnified Party’s good faith belief thereof; and (iii) the basis for indemnification, compensation or reimbursement under this Agreement to which such item of Losses is related.
(b)    In the event that the Indemnifying Party shall seek to contest any matter set forth in a Claim Certificate, the Indemnifying Party shall so notify the Indemnified Party in writing within thirty (30) days after receipt of such Claim Certificate, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to such matter. In the event that the Indemnifying Party shall fail to object to any matter set forth in a Claim Certificate within the foregoing thirty (30)-day period, the Indemnifying Party shall be deemed to have irrevocably agreed and consented to indemnify, compensate and reimburse the Indemnified Party in respect of such items of Loss pursuant to the terms of this Agreement.
12.5    Third Party Claims. In the event any claim, demand, complaint or Action is instituted by a third party against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of any such Third Party Claim, notify the Indemnifying Party of the commencement thereof; provided, however, that the failure to so notify the Indemnifying Party of the commencement of any such Third Party Claim will relieve the Indemnifying Party from liability in connection therewith only if and to the extent that such failure caused damages, for which the Indemnified Party is obligated, which are greater than the damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. Upon receipt of such notice, the Indemnifying Party shall have the right, in its sole discretion, to control the defense or settlement of such Third Party Claim by appointing a recognized and reputable counsel acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that the Indemnifying Party shall be responsible for all liabilities and obligations relating to such Third Party Claim up to the limitations set forth in Section 12.3 and subject to such limitations. Notwithstanding the foregoing provisions of this Section 12.5:
(a)    the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);
(b)    notwithstanding anything to the contrary set forth in Section 12.5(c), the Indemnifying Party shall control the defense or settlement of any Third Party Claim by appointing counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense (i) to the extent such Third Party Claim is described in Section 2.4(m) or (ii) if such Third Party Claim is listed on Section 2.4(o) of the Sellers Disclosure Schedule;
(c)    except as provided in Section 12.5(b), the Indemnifying Party shall not be entitled to assume control of the defense of any Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if: (i) the claim for indemnification, compensation or reimbursement relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnified Party’s reputation, business, operations or future business prospects in a material respect; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party, or is an Action before the United States International Trade Commission; (iv) the amount of Losses reasonably estimated to be incurred pursuant to such Third Party Claim (when combined with all other outstanding claims for indemnification, compensation or reimbursement and any amount previously paid by the Indemnifying Party that applies toward the applicable cap under Section 12.3 (if any) would exceed the applicable cap contemplated by Section 12.3 (if any)); (v) the claim relates to a breach or alleged breach of or inaccuracy or alleged inaccuracy in Section 5.4 (Title) or Section 5.12 (Intellectual Property); (vi) the claim is made by a customer of the AirCard Business; (vii) the claim is in respect of a Specified Matter; or (viii) the claim is in respect of the matters described in Section 12.2(a)(v); provided that the Indemnifying Party shall be entitled to participate in (but not control) the defense of such Third Party Claim (and any and all settlement discussions related to such Third Party Claim) and to employ, at its sole expense, separate counsel of its choice to advise the Indemnifying Party for such purpose;
(d)    if the Indemnifying Party shall control the defense of any Third Party Claim, the Indemnifying Party may not settle or otherwise resolve such claim or cease to defend such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) prior to the Indemnifying Party entering into such settlement or ceasing to defend such claim, the Indemnifying Party first verifies to the Indemnified Party in writing that the Indemnifying Party shall be responsible for all liabilities and obligations relating to such Third Party Claim, (ii) such settlement or cessation involves, with respect to the Indemnified Party, only the payment of a lump sum amount of money and the Indemnifying Party pays such lump sum amount of money when due, and (iii) such settlement expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such claim, with prejudice; and
(e)    in the event the Indemnified Party controls the defense of any Third Party Claim, it shall request the prior written consent of the Indemnifying Party before entering into any settlement of such claim or ceasing to defend such claim; provided, that the Indemnified Party shall be entitled to settle or cease to defend such claim without the prior written consent of the Indemnifying Party, and the failure of the Indemnifying Party to provide such prior written consent shall not impair or otherwise limit any of the Indemnified Party’s rights to indemnification, compensation and reimbursement hereunder. If the Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, then neither the decision to settle nor the settlement amount shall be conclusive evidence of, or give rise to any presumption of the commercial reasonableness of, the terms of the settlement or the commercial reasonableness of the amount of indemnifiable Losses relating thereto, and any claim for indemnification, reimbursement or compensation brought by the Indemnified Party against the Indemnifying Party under this Article 12 with respect to the settlement of such Third Party Claim will be subject to the dispute resolution procedures set forth in Section 13.11.
12.6    Tax Treatment. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Adjusted Cash Purchase Price, unless otherwise required by applicable Law.
12.7    Mitigation. Each of the Parties acknowledges that under applicable principles of common law in the State of Delaware, a party may have a duty to mitigate damages and losses arising out of a breach of contract under certain circumstances. This Agreement is not intended to, and does not, expand upon, or extend in any manner, any such duty or other similar obligation.
ARTICLE 13
MISCELLANEOUS
13.1    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) three (3) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon delivery if sent by facsimile during a Business

Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):
(i)    if to Buyers, to:
NETGEAR, Inc.
350 E. Plumeria Dr.
San Jose, CA 95134
Attention: General Counsel
Facsimile: (408) 907-8000

with a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Plaza, Spear Tower
San Francisco, California 94105
Attention: Michael Ringler and Denny Kwon
Facsimile: (415) 947-2099

(ii)    if to Sellers, to:
Sierra Wireless, Inc.
13811 Wireless Way
Richmond, British Columbia V6V 3A4
Attention: President and CEO
Facsimile: (604) 231-1103

with a copy (which shall not constitute notice) to:
Blake, Cassels & Graydon LLP
Suite 2600, Three Bentall Centre
595 Burrard Street
P.O. Box 49314
Vancouver, British Columbia V7X 1L3
Attention: Jocelyn M. Kelley
Facsimile: (604) 631-3309

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.
13.2    Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
13.3    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that, without the consent of the other Party: (a) Buyers may assign their rights and obligations hereunder (including their right to purchase the Acquired Assets), in whole or in part, to any Affiliate, (b) either Party may assign their rights and obligations pursuant to this Agreement, in whole or in part, to an entity that succeeds to all or substantially all of the business of such Party (whether by sale of stock, sale of assets, merger, recapitalization, business combination or otherwise) and (c) either Party may assign any or all of its rights pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, including its rights to indemnification, compensation or reimbursement, to any of its lenders as collateral security.
13.4    Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party).
13.5    Expenses. Except as otherwise provided herein, each of Sellers, on the one hand, and Buyers, on the other hand, shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transactions. Losses suffered by a Party for a breach of this Agreement shall in no way be limited by the amounts described in this Section 13.5.
13.6    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.
13.7    Other Remedies. Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

13.8    No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.
13.9    Entire Agreement. This Agreement, including the Sellers Disclosure Schedule (and all schedules thereto) and all Schedules to this Agreement, and all other agreements referred to herein is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties hereto, have been expressed herein or in such Sellers Disclosure Schedule, Schedules or such other agreements and this Agreement, including such Sellers Disclosure Schedule, Schedules and such other agreements supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.
13.10    Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.
13.11    Dispute Resolution
(a)    As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Buyers and Sellers concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement, any claim for indemnification, compensation or reimbursement under Article 12 or any other matter relating in any way to this Agreement; provided, however, that “Dispute” shall not include any dispute which is subject to the procedures set forth in Section 3.2 or in which a Party seeks equitable relief (including pursuant to Section 13.6).
(b)    If a Dispute arises, the parties to the Dispute shall follow the procedures set forth in this Section 13.11.
(c)    The Parties shall promptly attempt in good faith to resolve any Dispute by negotiations between Buyers and Sellers. Buyers and Sellers shall meet at a mutually acceptable time and place within twenty (20) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute in good faith.
(d)    If a Dispute is not resolved by negotiation pursuant to Section 13.11(c), the Parties agree that such Dispute and any other claims arising out of or relating to this Agreement (other than any dispute which is subject to the procedures set forth in Section 3.2 or in which a Party seeks equitable relief (including pursuant to Section 13.6)) shall be heard, adjudicated and determined exclusively and only by final and binding arbitration conducted by JAMS in Los Angeles, California, in accordance with the JAMS rules and procedures. The Parties further understand and agree that this Agreement evidences a transaction involving commerce within the understanding of 9 U.S.C. Section 2, and that this Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1, et seq.

(e)    Notwithstanding any statute or rule governing limitations of actions, any arbitration relating to or arising from any Dispute shall be commenced by service of an arbitration demand.
(f)    To commence an arbitration pursuant to this Agreement, a Party shall serve a written arbitration demand (the “Demand”) on the other Party in accordance with this Agreement and at the same time submit a copy of the Demand to JAMS, together with a check payable to JAMS in the amount of that entity’s then-current arbitration filing fee; provided that in no event shall the claimant be required to pay an arbitration filing fee exceeding the sum then required to file a civil action in the United States District Court for Central District of California. The claimant shall attach a copy of this Agreement to the Demand, which shall also describe the Dispute in sufficient detail to advise the respondent of the nature of the Dispute, state the date on which the Dispute first arose, list the names and addresses of every Person whom the claimant believes does or may have information relating to the Dispute, and state the relief requested by the claimant, including a monetary amount, if the claimant seeks a monetary award of any kind. Within thirty (30) days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”), and submit a copy of the Response to JAMS, together with a check for the difference, if any, between the filing fee paid by the claimant and JAMS’ then-current arbitration filing fee. The Response shall describe the Dispute in sufficient detail to fairly inform the claimant of the respondent’s position in the matter, list the names and addresses of every Person whom the respondent believes does or may have information relating to the Dispute, and, if the respondent has asserted a counterclaim, state with particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind.
(g)    Promptly after service of the Response, the Parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the Parties are unable to agree upon an arbitrator, JAMS shall select the arbitrator, based, if possible, on his or her expertise with respect to the subject matter of the Dispute.
(h)    Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Disputes in accordance with the substantive law of the State of Delaware, federal law as enunciated by the federal courts situated in the District of Delaware, and all federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.
(i)    Before the arbitration hearing, each Party shall be entitled to take a discovery deposition of up to three (3) representatives of the opposing Party who has knowledge of the matters in Dispute. In addition, upon the application of a Party showing good cause for the taking of a deposition intended to preserve evidence for introduction at trial, the arbitrator shall enter such orders as may be necessary to permit the preservation of such Person or Person(s) and such deposition(s) shall not count with respect to any limit imposed by agreement or otherwise on the number of discovery depositions allowed to be taken in connection with the arbitration. Further, upon the written request of either Party, the other Party shall promptly produce documents relevant to the Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 22(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Section 13.11(i) or ordered by the arbitrator.
(j)    Within thirty (30) days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons thereof. If a Party prevails on a statutory claim that affords the prevailing Party the right to recover attorneys’ fees and/or costs, then the arbitrator shall award to the Party that substantially prevails in the arbitration its costs and expenses, including reasonable attorneys’ fees. The arbitrator’s award shall be final, nonappealable and binding upon the Parties, subject only to the provisions of 9 U.S.C. Section 10, and may be entered as a judgment in any court of competent jurisdiction. The arbitrator shall have authority to award any remedy or relief that a court of the State of California could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator shall award reasonable attorneys’ fees, costs, and expert witness fees to the prevailing Party.
13.12    Consent to Jurisdiction. Subject to Section 13.11, and without limiting the other provisions of this Section 13.12, the Parties hereto agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in the Chancery Court of the State of Delaware located within New Castle County. Subject to Section 13.11, by execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
13.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
13.14    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.
NETGEAR, INC.
By: /s/ Patrick C. S. Lo

Name: Patrick C. S. Lo
Title: Chairman, CEO

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.
NETGEAR HOLDINGS LIMITED
By: /s/ Christopher Page

Name: Christopher Page
Title: Director

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.
NETGEAR INTERNATIONAL LIMITED
By: /s/ Patrick C. S. Lo

Name: Patrick C. S. Lo
Title: Director

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.
NETGEAR CANADA LIMITED
By: /s/ Andrew Kim

Name: Andrew Kim
Title: Director

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.
NETGEAR AUSTRALIA PTY LTD
By: /s/ Patrick C. S. Lo

Name: Patrick C. S. Lo
Title: Director

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

SIERRA WIRELESS, INC.
By: /s/ Jason W. Cohenour
Name: Jason W. Cohenour
Title: CEO
SIERRA WIRELESS AMERICA, INC.
By: /s/Jason W. Cohenour
Name: Jason W. Cohenour
Title: CEO
SIERRA WIRELESS (AUSTRALIA) PTY LTD
By: /s/ David McLennan
Name: David McLennan
Title: Director

[Signature Page to Asset Purchase Agreement]